EXHIBIT 2.1

________________________________________

PURCHASE AND SALE AGREEMENT
_________________________________________

By and Among

Florida Marine Transporters, Inc.;
FMT Heavy Oil Transportation, LLC;
FMT Industries, L.L.C.;
JAR Assets, Inc.;
Pasentine Family Enterprises, LLC; and
PBC Management, Inc.
(Sellers)

and

GEL Marine, LLC
(Buyer)

__________________________________________

covering the acquisition of all of the assets of Sellers constituting the

Florida Marine Black Oil Barge Transportation Business
(Acquired Assets)
_________________________________________

June 24, 2011

TABLE OF CONTENTS

i

	(v)	Seller Status	26
	(w)	Solvency	26
	(x)	U.S. Citizen	27
	(y)	No Other Representations or Warranties	27

5.	PRE-CLOSING COVENANTS		27
	(a)	General	27
	(b)	Notices and Consents	27
	(c)	Operation of Business	27
	(d)	Exclusivity	30
	(e)	Damage or Condemnation	30
	(f)	Full Access	31
	(g)	HSR Act	31
	(h)	Payment Instruction Letters and Release of Liens and Encumbrances	31
	(i)	Periodic Operating Information	32
	(j)	Insurance	32
	(k)	Termination of Associate Contracts	32
	(l)	Risk of Loss	32
	(m)	Employees	32
	(n)	Amendment of Schedules	33
	(o)	Surveys	34
	(p)	Transition Services Agreement Factor.	34

6.	POST-CLOSING COVENANTS		34
	(a)	General	34
	(b)	Retained Obligations	34
	(c)	Litigation Support	34
	(d)	Non-assignment; Holding Arrangement	34
	(e)	Delivery and Retention of Records	35
	(f)	Post-Closing Collection Matters	35
	(g)	Tax Clearance Certificates	35
	(h)	Employee Access	35
	(i)	Maintenance Services	36
	(j)	Flowers Option.	36

7.	CONDITIONS TO OBLIGATION TO CLOSE		36
	(a)	Conditions to Obligation of the Buyer	36
	(b)	Conditions to Obligation of the Sellers	37

8.	REMEDIES FOR BREACHES OF THIS AGREEMENT		38
	(a)	Survival of Representations and Warranties	38
	(b)	Indemnification Provisions for Benefit of the Buyer	39
	(c)	Indemnification Provisions for the Benefit of the Sellers	40
	(d)	Matters Involving Third Parties	41
	(e)	Indemnification of Negligence of Indemnitee	42
	(f)	No Waiver of Rights or Remedies	42
	(g)	Determination of Amount of Adverse Consequences	42

	(h)	Tax Treatment of Indemnity Payments	43
	(i)	Exclusive Post-Closing Remedy	43
	(j)	Additional Remedy Matters	43

9.	TAX MATTERS		43
	(a)	Post-Closing Tax Returns	43
	(b)	Pre-Closing Tax Returns	43
	(c)	Straddle Periods	43
	(d)	Straddle Returns	44
	(e)	Claims for Refund	44
	(f)	Indemnification	44
	(g)	Cooperation on Tax Matters	44
	(h)	Certain Taxes	45
	(i)	Confidentiality	45
	(j)	Audits	45
	(k)	Control of Proceedings	45
	(l)	Powers of Attorney	45
	(m)	Remittance of Refunds	46
	(n)	Purchase Price Allocation	46
	(o)	Closing Tax Certificate	46

10.	TERMINATION		46
	(a)	Termination of Agreement	46
	(b)	Effect of Termination	47

11.	MISCELLANEOUS		47
	(a)	Confidentiality	47
	(b)	Insurance	48
	(c)	Expenses	49
	(d)	No Third Party Beneficiaries	49
	(e)	Succession	49
	(f)	Counterparts	49
	(g)	Incorporation of Exhibits and Schedules	49
	(h)	Set off Rights	49
	(i)	Remedies	49
	(j)	Headings	49
	(k)	Notices	49
	(l)	Governing Law; Venue; Service of Process; Waiver of Jury Trial	50
	(m)	Amendments and Waivers	51
	(n)	Severability	51
	(o)	Construction	51
	(p)	Entire Agreement	52
	(q)	Specific Performance	52
	(r)	Joint and Several Obligations	52

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A:	Description of Acquired Assets
Exhibit B-1:	Form of Acquired Assets Assignment Agreement (FMT)
Exhibit B-2:	Form of Acquired Assets Assignment Agreement (FMT Heavy)
Exhibit B-3:	Form of Acquired Assets Assignment Agreement (FMT Ind)
Exhibit B-4:	Form of Acquired Assets Assignment Agreement (FMT JAR)
Exhibit B-5:	Form of Acquired Assets Assignment Agreement (FMT PFE)
Exhibit C:	Form of Non-Competition Agreement
Exhibit D-1:	Form of GEL Guaranty
Exhibit D-2:	Form of FMT Guaranty
Exhibit E-1:	Form of Protocol of Delivery and Acceptance (FMT Heavy)
Exhibit E-2:	Form of Protocol of Delivery and Acceptance (FMT Ind)
Exhibit E-3:	Form of Protocol of Delivery and Acceptance (FMT JAR)
Exhibit E-4:	Form of Protocol of Delivery and Acceptance (FMT PFE)
Exhibit F:	Vessel Reports and Certificates
Exhibit G:	Form of Officer’s Certificate
Exhibit H-1:	Form of Secretary’s Certificate (FMT Heavy, FMT Ind, FMT JAR, FMT PFE and PBC)
Exhibit H-2:	Form of Secretary’s Certificate (FMT)
Exhibit I:	Form of Legal Opinion (Sellers’ counsel)
Exhibit J:	Form of Legal Opinion (Buyer’s counsel)
Exhibit K-1:	Form of Closing Tax Certificate (FMT)
Exhibit K-2:	Form of Closing Tax Certificate (FMT Heavy)
Exhibit K-3:	Form of Closing Tax Certificate (FMT Ind)
Exhibit K-4:	Form of Closing Tax Certificate (FMT JAR)
Exhibit K-5:	Form of Closing Tax Certificate (FMT PFE)
Exhibit L:	Form of Transition Services Agreement
Exhibit M:	Form of Flowers Subcharter

Schedules:

Schedule 1(a):	Assumed Obligations
Schedule 1(c)(i):	Buyer’s Knowledge Individuals
Schedule 1(c)(ii):	Sellers’ Knowledge Individuals
Schedule 3(c):	Noncontravention (Buyer)
Schedule 4(b):	Consents, Notices, Filings
Schedule 4(c):	Noncontravention (Sellers)
Schedule 4(e)(i):	Encumbrances
Schedule 4(e)(iii):	Condition of Material Acquired Assets
Schedule 4(f):	Capitalization
Schedule 4(h)(i):	Damage to Vessels
Schedule 4(h)(v):	Material Changes
Schedule 4(j):	Tax Matters
Schedule 4(k):	Acquired Contracts

Schedule4(k)(ii):	Acquired Contracts – Enforceability and Performance
Schedule 4(l):	Permits
Schedule 4(m):	Litigation
Schedule 4(n):	Environmental Matters
Schedule 4(n)(ii):	Environmental Permits
Schedule 4(o):	Financial Statements
Schedule 4(p):	Encumbrances for Borrowed Money
Schedule 4(q):	Preferential Purchase Rights
Schedule 4(r):	Intellectual Property
Schedule 4(s):	Insurance Policies
Schedule 4(t)(i):	List of Employees
Schedule 4(u):	Affiliate Services
Schedule 5(c)	Operation of Business
Schedule 5(k):	Certain Associate Contracts
Schedule 7(a)(vii):	Seller Required Consents
Schedule 7(b)(vi):	Buyer Required Consents

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of June 24, 2011 is by and among GEL Marine, LLC, a Delaware limited liability company (the “Buyer”), Florida Marine Transporters, Inc., a Delaware corporation (“FMT”), FMT Heavy Oil Transportation, LLC, a Louisiana limited liability company (“FMT Heavy”), FMT Industries, L.L.C., a Louisiana limited liability company (“FMT Ind”), JAR Assets, Inc., a Florida corporation (“FMT JAR”), Pasentine Family Enterprises, LLC, a Louisiana limited liability company (“FMT PFE”), and PBC Management, Inc., a Florida corporation (“PBC” and, together with FMT, FMT Heavy, FMT Ind, FMT JAR and FMT PFE, the “Sellers”).

INTRODUCTION

1.           The Sellers and their affiliates, collectively, have developed a private black oil marine barge transportation business, which includes 30 barges (seven of which are leased) and 14 push boats;

2.           The Buyer and its affiliates have developed a marine barge transportation business;

3.           The Sellers desire to sell their black oil marine barge transportation business, and the Buyer desires to purchase same, upon the terms and conditions set forth herein;

4.           Although PBC does not own any of the assets to be sold and acquired, it is the personnel staffing affiliate to the other Sellers and, thus, is a party to this agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1.           Definitions.  Capitalized terms not otherwise defined herein shall have the meaning set forth below.

“Acquired Assets” means (i) all of the Company Assets, (ii) all of the Vessels, other than the Flowers Vessels, and (iii) any other assets and/or rights described in Exhibit A; provided, however, that the Acquired Assets shall not include any Non-Assigned Contracts.

“Acquired Assets Assignment Agreements” means those certain Acquired Assets Assignment Agreements substantially in the forms of Exhibit B-1 through B-5 to be entered into at the Closing.

“Acquired Contracts” means (i) all of the Company Contracts and (ii) all of the contracts listed on Schedule 4(k).  Notwithstanding anything to the contrary in this Agreement, if, as of the Closing Date, a consent required to assign an Acquired Contract to the Buyer set forth on Part II of Schedule 4(b) is not obtained by the Sellers, then the Acquired Contract for which such consent has not been obtained shall no longer be an Acquired Contract (each, a “Non-Assigned Contract”) and such Non-Assigned Contract shall be deemed automatically deleted from Schedule 4(k).  There shall be no adjustments to the Purchase Price for any such Non-Assigned Contracts.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Obligations, Taxes, liens, losses (including any diminution in value), expenses, and fees, including court costs and attorneys’ fees and expenses, but excluding (except as provided in Section 8) punitive exemplary, special, indirect and consequential damages.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified and in addition, with respect to the Sellers, means the Principal and any Affiliate of the Principal.  For purposes of this definition, the term “control” (including its derivatives) means either (i) the ability to direct the management or policies of such Person by ownership of voting interest, contract or otherwise and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933 (as amended from time to time) or (ii) the possession, directly or indirectly, of 20% or more of the voting Equity Interests of a Person, or the power, directly or indirectly, to vote 20% or more of the voting Equity Interests of a Person.  For purposes of this definition, the term “voting” means the right (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or an equivalent body or authority, such as a general partner) of such Person.

“Agreement” means this Purchase and Sale Agreement (including all Exhibits, Schedules and other attachments hereto) as the same may be amended, supplemented or otherwise modified from time to time.

“Associate” or “Associates” means (a) each Seller and the Principal, (b) each Affiliate of each Person described in (a) above, (c) each Person, if any, who is, directly or indirectly, the beneficial owner of 10% or more of any class of Equity Interest of each Person described in (a)-(b) above, (d) each Person in which each Person described in (a)-(c) above is, directly or indirectly, the beneficial owner of 10% or more of the Equity Interest or any class of Equity Interest of such Person, (e) each trust or other estate in which each Person described in (a)-(d) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (f) each director, manager, partner or officer of each Person described in (a)-(e) above and (g) each spouse or child living in the same household of each natural person described in (a)-(f) above.

“Assumed Obligations” means (a) all Obligations of the Company or its Affiliate under each Acquired Contract existing on the date of this Agreement that is either listed on Schedule 1(a) or entered into after the date of this Agreement in accordance with Section 5(c) and that a copy thereof was promptly thereafter provided to the Buyer, in each case to the extent such Obligations are attributable to facts, circumstances or events (including complete performance, partial performance or a failure to perform) occurring after the Closing Date and (b) all Obligations of the Buyer with respect to Taxes in accordance with Section 9(f).  Notwithstanding the foregoing, Assumed Obligations shall not include any Obligations relating to, arising from or otherwise attributable to the Sellers’ transaction costs, Indebtedness or any portion of the Business of the Sellers not directly relating to the Acquired Assets.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or reasonably could be expected to form the basis for any specified consequence.

“Business” means the operations, assets, liabilities, obligations, prospects, relationships and activities directly related to the black oil transportation business of each Seller and its Affiliates in any way relating to the Company, Acquired Assets, Vessels and Assumed Obligations or reflected in the Financial Statements and directly related to the black oil transportation business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” means (a) the Buyer Parties, (b) each Affiliate of the Buyer Parties and (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Buyer Parties” means the Buyer, GEL, and any Affiliate of either of them who is a party to any Transaction Agreement.

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Statement” has the meaning set forth in Section 2(f)(iii).

“Closing Tax Certificate” means those certain Closing Tax Certificates substantially in the forms of Exhibit K-1 through K-5, to be executed at the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company” means FMT Heavy.

“Company Assets” means all rights, title and interest in and to (a) all assets and rights owned by the Company and (b) all assets and rights recorded (or for which the financial results are recorded) in the books and records of the Company or in the Financial Statements; provided, however, that the term Company Assets shall not include cash, cash equivalents, trade receivables, computers, swing indicators, cellular telephones, Boatracs, software, and excess items such as equipment particular to the operation or stripping of “clean” barges.

“Company Contracts” means (i) every oral or written contract to which the Company is a party or to which any Company Asset is subject, including any listed on Schedule 4(k) and (ii) any oral or written contract into which the Company enters after the date of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated April 5, 2010 between GEL and FMT.

“Confidential Information” means (i) any information concerning the existence or nature of this Agreement or the transactions contemplated hereby, (ii) any confidential, proprietary and/or trade secret information of or relating to the Buyer Parties and their Affiliates (including the Acquired Assets or the Assumed Obligations) and (iii) any confidential or non-public proprietary information relating to the Buyer Parties and their Affiliates furnished to the Sellers in the Buyer’s Schedules.

“Continued Employees” means, collectively, all Eligible Employees of each Seller and its Affiliates who accept employment with the Buyer or one of its Affiliates pursuant to the offers described in Section 5(m).

“Courts” has the meaning set forth in Section 11(l)(ii).

“Damage Amount” means, with respect to any and all damage, destruction or condemnation covered by Section 5(e) in the aggregate, the amount equal to the actual damage, destruction or condemnation.

“Eligible Employees” has the meaning set forth in Section 4(t)(i).

“Employee Plans” means the applicable compensation and employee benefit plans, programs and arrangements offered by the Sellers and their Affiliates from time to time.

“Encumbrance” means any mortgage, pledge, lien (including maritime liens and preferred maritime liens), encumbrance, charge, security interest, order, Preferential Right, equitable interest, covenant (including any negative covenant), consent or notice right, defect in title, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental” or “Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground and drinking), sediments, ambient air, plant life, animal life and all other environmental media or natural resources.

“Environmental Requirements” means all orders, contracts and Laws concerning or relating to or imposing liability for pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving any Hazardous Substances, each as amended and as now in effect and in effect at Closing.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4(t)(vi).

“Financial Statements” means the Interim Financial Statements together with the Year-End Financial Statements.

“Flowers” means J. Russell Flowers, Inc., a Mississippi corporation.

“Flowers Lease” means that certain Bareboat Barge Charter Agreement No. 15, dated as of July 15, 2008 and amended on July 15, 2008, by and between FMT, as charterer, and Flowers, as owner, as the same has been or may be amended, modified or otherwise supplemented.

“Flowers Option Purchase” has the meaning set forth in Section 6(j).

“Flowers Purchase” has the meaning set forth in Section 6(j).

“Flowers Purchase Option” has the meaning set forth in Section 6(j).

“Flowers Purchaser” has the meaning set forth in Section 6(j).

“Flowers Subcharter” means that certain Subcharter Agreement substantially in the form of Exhibit M to be entered into at the Closing between the Buyer (or its designee) and FMT.

“Flowers Vessels” means all of the barges, tow boats, and push boats, together with their machinery, engines and equipment, anchors, cables, tackle, furniture, and all other necessaries thereto covered by the Flowers Lease.  Part II of Exhibit A is a listing of all of the Leased Assets.

“FMT” has the meaning set forth in the preamble.

“FMT Group” means the Sellers, FMT Marine, FMT Chemical Barge Transporters, LLC, a Louisiana limited liability company, FMT Pressure Barge Transporters, LLC, a Louisiana limited liability company, FMT Dockside Services, LLC, a Louisiana limited liability company, Tug Cynthia, Incorporated, a Louisiana corporation, 675 Properties, LLC, a Louisiana limited liability company and FMT Aggregate, LLC, a Louisiana limited liability company.

“FMT Guaranty” means that certain FMT Guaranty substantially in the form of Exhibit D-2 to be executed at the Closing.

“FMT Guarantors” means FMT Marine and Principal.

“FMT Heavy” has the meaning set forth in the preamble.

“FMT Ind” has the meaning set forth in the preamble.

“FMT JAR” has the meaning set forth in the preamble.

“FMT Marine” means Florida Marine, L.L.C., a Louisiana limited liability company.

“FMT Marine-FMT Bill of Sale” means that certain Bill of Sale dated May 19, 2011 from Florida Marine, as seller, to FMT, as purchaser.

“FMT Marine-FMT Ind Bill of Sale” means that certain Bill of Sale dated May 19, 2011 from Florida Marine, as seller, to FMT Ind, as purchaser.

“FMT PFE” has the meaning set forth in the preamble.

“FTC” means the United States Federal Trade Commission.

“Fuel & Oil Inventory” means all high sulfur diesel, low sulfur diesel, gasoline, #4 fuel oil, #6 fuel oil, and hydraulic lube oil on board each Vessel immediately before the Closing.

“Fuel & Oil Inventory Valuation Amount” means the quantity of all Fuel & Oil Inventory multiplied by the price of such Fuel & Oil Inventory, as determined according to the trailing five-day average closing price posted on (i) in the case of diesel, Platt’s Low Sulfur Diesel US Gulf Water, (ii) in the case of fuel oil, Platt’s NO.6 3.0 US Gulf Water, and (iii) in the case of lube oil, Platt’s S4 Base Lube USGC SK Corp.

“GAAP” means accounting principles generally accepted in the United States of America.

“GEL” means Genesis Energy, L.P., a Delaware limited partnership.

“GEL Guaranty” means that certain GEL Guaranty substantially in the form of Exhibit D-1 to be executed at the Closing.

“Governmental Authority” means the United States or any agency thereof and any state, county, parish, city or other political subdivision, agency, court or instrumentality.

“Hazardous Substances” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “solid wastes,” “hazardous materials,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “pollutants,” “contaminants,” “toxic chemicals,” “toxics,” “hazardous chemicals,” “extremely hazardous substances,” “regulated substances” or “pesticides” as defined in any applicable Environmental Requirements; (b) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, petroleum and natural gas products or byproducts or polychlorinated biphenyls and (c) any other chemical, material, substance, or force regulated under any Environmental Requirement.

“Holding Period” has the meaning set forth in Section 6(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indebtedness” means, on a consolidated basis, all Obligations (i) of the Company for (a) borrowed money, (b) any capital lease Obligation, (c) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, and (d) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person, and (ii) any other liability, indebtedness or Obligation secured by a mortgage, lien or other security interest on any Acquired Assets (other than a Permitted Encumbrance).

“Indemnified Party” has the meaning set forth in Section 8(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Insurance Policies” means those policies of insurance, the current policies of which are listed on Schedule 4(s), that each Seller or any of its Affiliates maintain covering the Business or the Acquired Assets.

“Insurance Rights” means, subject to any deductible or similar limitation, the right of the Buyer to cause the Sellers and their Affiliates to file and pursue claims under any Insurance Policy, and deliver any proceeds related thereto to the Buyer, to the extent such claim relates any Acquired Asset or Assumed Obligation.

“Intellectual Property” means all intellectual property rights used by each Seller in connection with the Business that arise from or in respect of the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefor, works of authorship and mask work rights, (d) Software and (e) Technology; provided, however, that Intellectual Property does not include Software of a general nature that is licensed by the Sellers and not unique to the Sellers, such as accounting, tax and similar Software.

“Interim Financial Statements” means the unaudited consolidated balance sheets, statements of income, statements of owner’s capital and statements of cash flow, as applicable, as of and for the month ended March 27, 2011 on a combined basis for the FMT Group.

“Knowledge” means the actual conscious awareness, without inquiry, of (i) with respect to the Buyer, the individuals listed on Schedule 1(c)(i), and (ii) with respect to the Sellers, the individuals listed on Schedule 1(c)(ii).

“Law” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, common law, charge or other restriction of any applicable Governmental Authority, including any Shipping Law, as in effect as of the date of this Agreement with respect to any representation or warranty made on the date of this Agreement, and as in effect on the Closing Date with respect to any other representation, warranty, agreement, covenant, closing condition or other matter hereunder.

“Leased Assets” means all Acquired Assets in which the Company or its Affiliates owns or holds a leasehold interest, including the Flowers Vessels.  Part II of Exhibit A is a listing of all of the material Leased Assets.

“Non-Assigned Asset” has the meaning set forth in Section 6(d).

“Non-Assigned Contract” has the meaning set forth in Section 1.

“Non-Competition Agreement” means that certain Non-Competition Agreement substantially in the form of Exhibit C to be entered into at the Closing between the Buyer and the Principal.

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Party” or “Parties” means any of the Buyer or any Seller, individually or collectively, as the case may be.

“Payment Instruction Letters” means the letters from Wells Fargo Equipment Finance, Inc., Wells Fargo Capital Finance, LLC, General Electric Capital Corporation, The Prudential Insurance Company of America and Prudential Retirement Insurance And Annuity Company, BB&T Equipment Finance Corporation, First NBC Bank, Siemens Financial Services Inc. and U.S. Bancorp Equipment Finance Inc. addressed to the applicable Seller setting forth (i) the name of the applicable lender to whom an amount is owed under the applicable Indebtedness, (ii) the aggregate payments necessary to be made at the Closing, and (iii) wiring instructions or other payment instructions to each such lender.

“PBC” has the meaning set forth in the preamble.

“Permit” means all permits, licenses, authorities, consents, registrations, certificates, waivers, exceptions, orders, variances, approvals, and similar authorizations.

“Permitted Encumbrances” means (i) any liens securing Taxes and assessments that are not yet past due; (ii) any maritime liens, inchoate, mechanic’s, materialmen’s and similar liens incurred in the Ordinary Course of Business and securing amounts that are not yet past due; (iii) any Obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any assets of any relevant Person in any manner, including any applicable laws; (iv) any inchoate liens or other Encumbrances incurred in the Ordinary Course of Business and created pursuant to any operations of any Vessel, repairs of any Vessel, operation and maintenance agreement, lease or other operating agreements for which amounts are not yet past due; and (v) vendor’s liens in respect of trade payables of the Sellers incurred in the Ordinary Course of Business and not yet past due.

“Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Post-Closing Tax Return” means any Tax Return that is required to be filed for the Sellers with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed for the Sellers with respect to a Pre-Closing Tax Period.

“Preferential Rights” means all purchase rights, options, or other rights held by any Person to purchase or acquire any of the Acquired Assets or Vessels or any portion of the Business, in whole or in part.

“Prime Rate” means that variable rate of interest per annum published from time to time in the Wall Street Journal as the prime rate at the time such rate must be determined under the terms of this Agreement.

“Principal” means Dennis A. Pasentine, an individual.

“Proposed Closing Statement” has the meaning set forth in Section 2(f)(i).

“Purchase Price” means up to $141,200,000 plus (i) the amount, if any, by which the total of the Purchase Price Increases exceed the total of the Purchase Price Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceed the total of the Purchase Price Increases.

“Purchase Price Decreases” means, without duplication, (i) the pro rata portion of ad valorem and other property Taxes accruing and unpaid prior to the Closing Date for the first Tax period ending after the Closing Date with respect to the Acquired Assets, (ii) any reduction of the Purchase Price pursuant to Section 5(e) (Damage or Condemnation), (iii) any reduction of the Purchase Price pursuant to Section 9(d) (Straddle Returns), and (iv) any other Purchase Price decreases contemplated by this Agreement.

“Purchase Price Increases” means, without duplication, (i) the Fuel & Oil Inventory Valuation Amount and (ii) any other Purchase Price increases contemplated by this Agreement.

“Retained Obligations” means (i) other than the Assumed Obligations, all Obligations relating to, arising from or otherwise attributable to the Sellers or the Business, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing, including (a) severance Obligations, if any, relating to the Sellers’ employees, officers or directors, (b) unfunded employee benefit plan Obligations, (c) Obligations relating to Environmental Requirements, and (d) any pending litigation, or (e) to the extent not included in a Purchase Price Decrease, the pro rata portion of ad valorem and other property Taxes accruing and unpaid prior to the Closing Date for the first Tax period ending after the Closing Date with respect to the Acquired Assets; (ii) all Obligations relating to, arising from or otherwise attributable to (A) Obligations to pay any Sellers’ transaction costs, (B) Obligations relating to Indebtedness, and (C) the Obligations of each Seller with respect to Taxes in accordance with Section 9(f); (iii) all liability arising under Section 414(o) of the Code, or from having been under “common control” with the Sellers, within the meaning of Section 4001(a)(14) of ERISA; and (iv) any Environmental condition, claim or loss existing, arising, or caused prior to the Closing, including, in the case of (i) through (iv) above, the matters disclosed on the Schedules to this Agreement with respect to the subject matter of such Schedules.

“SEC” means the Securities and Exchange Commission.

“Sellers” has the meaning set forth in the preamble.

“Seller Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance relating to the rights, obligations, business, results of operations or condition (financial or otherwise) and properties of the Business (including those of the Company and its consolidated subsidiaries), taken as a whole, that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances adversely affect the value of such rights, obligations, business, results of operations or condition (financial or otherwise) and properties; provided that in determining whether a Seller Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to (a) the industries in which each Seller operates, (b) United States or global economic conditions or financial markets in general or (c) the transactions contemplated by this Agreement, shall not be considered to give rise to or constitute a Seller Adverse Effect; provided further, however, that to be excluded under subsection (a) – (c) above, such condition may not disproportionately affect, as compared to others in such industry, the Sellers, or their respective rights, obligations, businesses, results of operation or condition (financial or otherwise) or properties.

“Seller Indemnitees” means (a) each Seller, (b) each Affiliate of each Seller and (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Seller Material Adverse Effect” means a Seller Adverse Effect that, individually or in the aggregate, is material.

“Seller Parties” means the Sellers, the Principal, and any Affiliate of any of them who is a party to any Transaction Agreement.

“Seller Required Consents” has the meaning set forth in Section 7(a)(vii).

“Shipping Laws” means all statutory laws and regulations and general maritime laws of the United States of America, including the Shipping Act of 1916 and the Merchant Marine Act of 1920, governing the identification, documentation, ownership, crewing, inspection and operating of United States documented and coastwise trade endorsed vessels, as same have been amended from time to time and as same has now been amended, consolidated and restated at Pub. Law No. 109-304,120 Stat. 1485 (2006), Title 46 United States Code Shipping Revised, Sections 1 to 105 and 2101 and following.

“Software” means any and all of the following that are used by (or for the benefit of) any Seller: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Straddle Return” means a Tax Return for property or ad valorem taxes for a Straddle Period.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the issued and outstanding Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the partners, directors, managers, or other governing body that will control the management of such entity is owned by such Person directly or through on or more other Subsidiaries of such Person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person whether or not shown as due or payable on any Tax Return or Tax Records.

“Tax Benefit” means an amount by which the Tax liability of a Party (or group of Persons including the Party) is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement of refund, credit, or otherwise).

“Tax Records” means all Tax Returns and Tax-related work papers relating to the Business.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials that are used by the Sellers in connection with the Business.

“Termination Agreement” means that certain Partial Termination of Intercompany Charter Arrangements by and between FMT Marine, FMT, FMT Heavy, FMT Ind, FMT Chemical Barge Transporters, LLC, a Louisiana limited liability company, FMT Pressure Barge Transporters, LLC, a Louisiana limited liability company, FMT Dockside, LLC, a Louisiana limited liability company, FMT Aggregate, LLC, a Louisiana limited liability company, FMT PFE, FMT JAR and FMT Shipyard & Repair, LLC, a Louisiana limited liability company.

“Third Party Claim” has the meaning set forth in Section 8(d)(i).

“Transaction Agreements” means this Agreement, the Non-Competition Agreement, the GEL Guaranty, the FMT Guaranty, the Transition Services Agreement, the Acquired Assets Assignment Agreements, the FMT Marine-FMT Bill of Sale, the FMT Marine-FMT Ind Bill of Sale, the Termination Agreement, the Vessel Conveyance Documents, the Vessel Reports and Certificates, and all other bills of sale and contracts executed and delivered in connection with the transactions contemplated herein.

“Transition Services Agreement” means that certain Transition Services Agreement in substantially the form of Exhibit L to be entered into at the Closing between the Buyer and PBC.

“Transition Services Termination Date” means the last date on which PBC or any of its Affiliates provide services pursuant to the Transition Services Agreement.

“Vessel Conveyance Documents” means each (i) bill of sale required for the conveyance of the Vessels, other than the Flowers Vessels, in the form prescribed by the National Vessel Documentation Center and the U.S. Coast Guard, (ii) a Protocol of Delivery and Acceptance for each Vessel in the forms of Exhibit E-1 through E-4, and (iii) any other documents reasonably requested by the Buyer to convey title to the Vessels, other than the Flowers Vessels, to the Buyer or its designee(s).

“Vessel Reports and Certificates” means the various reports, certificates, log books and response plans listed in Exhibit F hereto.

“Vessels” means all of the barges, tow boats, and push boats, together with their machinery, engines and equipment, anchors, cables, tackle, furniture, and all other necessaries thereto appertaining and belonging which are part of the Business, as more particularly described on Exhibit A, including the Flowers Vessels.

“WARN Act” has the meaning set forth in Section 4(t)(iii).

“Year-End Financial Statements” means the audited consolidated balance sheets, statements of income, statements of owners’ capital and statements of cash flow, as applicable, as of and for the years ended December 31, 2010 and 2009 and 2008 on a combined basis for the FMT Group.

2.           Purchase and Sale.

(a)           Purchase and Sale of Acquired Assets.  Subject to the terms and conditions of this Agreement, each Seller agrees to sell, convey and transfer to the Buyer (or its designee(s)), and the Buyer agrees to purchase (or cause its designee(s) to purchase), all rights, title and interest in and to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, for the Purchase Price.

(b)           Consideration and Allocation.

(i)            In consideration for the conveyance and transfer of the Acquired Assets as contemplated in (a) above, the Buyer agrees to deliver or cause to be delivered the Purchase Price to FMT or its designee(s) for the benefit of the Sellers, in the form of cash by wire transfer of immediately available funds.  FMT shall be responsible for allocating and distributing the payments among the Sellers, and the Buyer shall have no responsibility or liability hereunder for FMT’s allocation and distribution of the Purchase Price among the Sellers.  At the Closing, the Buyer shall deliver (or cause to be delivered) to FMT the estimated Purchase Price as set forth in the Proposed Closing Statement.  The Buyer shall remit such amounts directly to each applicable Seller’s lender (or its agent), on behalf of such Seller, a portion of such Purchase Price payment equal to the amount owed by such Seller set forth in the applicable Payoff Letter (in each case, including interest and fees, if any), and the Buyer shall remit the balance of such Purchase Price payment to FMT or its designees.

(ii)           The estimated Purchase Price (as adjusted pursuant to Section 2(f)) shall be allocated among the Acquired Assets as set forth in Section 9(n).

(c)           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, 44th Floor, Houston, Texas, commencing at 9:00 a.m., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(d)           Sellers’ Deliveries at the Closing.  At the Closing, the Sellers shall deliver (or cause to be delivered) to the Buyer:

(i)          The Acquired Assets Assignment Agreements, duly executed by FMT, FMT Heavy, FMT Ind, FMT JAR and FMT PFE, as applicable.

(ii)         Copies of the current CG-1270, Certificates of Documentation, for each Vessel, the originals of which are aboard each such Vessel.

(iii)        The Vessel Conveyance Documents, duly executed by FMT Heavy, FMT Ind, FMT JAR and FMT PFE, as applicable.

(iv)        The Vessel Reports and Certificates.

(v)         Satisfactions of Mortgage for each mortgage on each Vessel, in U.S. Coast Guard approved form, duly executed by the mortgagee and otherwise ready for filing and recording with the U.S. Coast Guard National Vessel Documentation Office.

(vi)        The Non-Competition Agreement, duly executed by the Principal.

(vii)       The FMT Guaranty, duly executed by the FMT Guarantors.

(viii)      The Transition Services Agreement, duly executed by PBC.

(ix)         Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Acquired Assets for which a certificate of title or origin evidences title (other than the Vessels), and with respect to any applicable Acquired Assets, together with properly completed assignments of such vehicles or other equipment to the Buyer or its designee(s), duly executed by FMT Heavy, FMT Ind, FMT JAR and FMT PFE, as applicable.

(x)          Such other Vessel conveyance documents, bills of sale, assignments and other instruments of transfer or conveyance as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to the Buyer or its designee(s).

(xi)         A release of all Encumbrances relating to Indebtedness for borrowed money identified in Schedule 4(e)(i), without any post-Closing liability or expense to the Buyer, in form and substance reasonably acceptable to the Buyer.

(xii)        The Flowers Subcharter, duly executed by FMT.

(xiii)       A Closing Tax Certificate for each Seller, duly executed on behalf of such Seller.

(xiv)      An Officer’s certificate for each Seller, in the form of Exhibit G, duly executed on behalf of such Seller.

(xv)        A Secretary’s certificate for each Seller, in the form of Exhibit H-1 or Exhibit H-2, as applicable, duly executed on behalf of such Seller.

(xvi)      An opinion of Crinion, Davis & Richardson, LLP, in the form of Exhibit I.

(xvii)      All other Transaction Agreements required to be delivered by the Sellers, duly executed by or on behalf of the applicable Seller Party.

(e)           Buyer’s Deliveries at the Closing.  At the Closing, (x) the Buyer shall deliver (or cause to be delivered) to the Sellers:

(i)           The Acquired Assets Assignment Agreements, duly executed by the Buyer (or its designee(s)).

(ii)          The GEL Guaranty, duly executed by GEL.

(iii)         The Transition Services Agreement, duly executed by the Buyer.

(iv)         The Flowers Subcharter, duly executed by the Buyer (or its designee).

(v)          An opinion of Akin Gump Strauss Hauer & Feld LLP, in the form of Exhibit J.

(vi)         All other Transaction Agreements required to be delivered by the Buyer, duly executed by or on behalf of the applicable Buyer Party.

(vii)        Delivery of the Purchase Price required pursuant to Section 2(b)(i).

(f)            Proposed Closing Statement and Post-Closing Adjustment.

(i)           At least five (5) business days prior to the Closing Date, the Buyer, with the assistance of the Sellers, shall cause to be prepared and delivered to the Sellers a statement (the “Proposed Closing Statement”), setting forth: the Buyer’s reasonable good faith estimate, including reasonable detail, of the estimated Purchase Price (indicating the Fuel & Oil Inventory quantities and the Fuel & Oil Inventory Valuation Amount at the Closing) and the components thereof, including any estimated Purchase Price Increases and Purchase Price Decreases, any Adverse Consequences resulting from or attributable to any inaccuracy, violation or breach of any representations, warranties or covenants of the Sellers under this Agreement, and any other adjustments expressly provided by this Agreement.

(ii)          In connection with the preparation of the Proposed Closing Statement, the Sellers shall measure the Fuel & Oil Inventory quantities in their control as of the Closing, and the Buyer’s representatives shall be given reasonable advance notice of, and shall be permitted to attend and observe, such measurement and to have reasonable access to documentation of inventory positions prepared by the Sellers.

(iii)         As soon as practicable, but in any event no later than 45 days following the Closing Date, the Buyer, with the assistance of the Sellers, shall cause to be prepared and delivered to the Sellers a statement, including reasonable detail, of the estimated Purchase Price and the components thereof, including any estimated Purchase Price Increases and Purchase Price Decreases, any Adverse Consequences resulting from or attributable to any inaccuracy, violation or breach of any representations, warranties or covenants of the Sellers under this Agreement and any other adjustments expressly provided by this Agreement (the “Closing Statement”).

(iv)         Upon receipt of the Closing Statement, the Sellers and the Sellers’ independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Closing Statement and such other documents as the Sellers may reasonably request in connection with its review of the Closing Statement.  Within 30 days of receipt of the Closing Statement, the Sellers shall deliver to the Buyer a written statement describing in reasonable detail its objections, if any, to any amounts or items set forth on the Closing Statement.  If the Sellers do not raise objections within such period, then the Closing Statement shall become final and binding upon the Sellers.  If the Sellers raise objections, the Parties shall negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve any disputed item (other than disputes involving the application or interpretation of the Law or other provisions of this Agreement) within 15 days after the Sellers’ delivery to the Buyer of its written statement of objections to the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with the terms of this Agreement within 30 days.  The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties, and the Closing Statement, as adjusted by the resolution of the disputed items, shall thereupon become final and binding.  The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Sellers.  The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm, but shall instead be resolved by litigation among the Parties if the Parties are unable to resolve such disputed item through agreement.

(v)          If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay FMT or its designee(s) for the benefit of the Sellers cash in the amount of such excess.  If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Sellers shall pay to the Buyer (or its designee(s)) cash in the amount of such excess.  After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Sellers, or to be paid by the Sellers to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(f)(vi) at a mutually convenient time and place within five (5) business days after the later of acceptance of the Closing Statement or the resolution of the Sellers’ objections thereto pursuant to Section 2(f)(iv).

(vi)         Any cash payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or FMT or its designee(s) for the benefit of the Sellers, as the case may be, as may be designated by the Buyer or FMT, as the case may be.  If any cash payment is being made after the fifth business day referred to in Section 2(f)(v) the amount of the cash payment to be made pursuant to this Section 2(f) shall bear interest from and including such fifth business day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent.  Such interest shall be payable in cash at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(vii)        The Sellers shall cooperate in the preparation of the Closing Statement, including providing customary certifications to the Buyer, and, if requested, to the Buyer’s independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to Section 2(f)(iv).

(viii)       Each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

(ix)         The Parties acknowledge and agree that any inaccuracies omissions, mischaracterizations or similar errors contained in the Proposed Closing Statement or the Closing Statement shall not be subject to any “deductible,” including the deductibles provided in Sections 8(b)(i) and 8(c)(i).

(g)           Assumed Obligations.  On the Closing Date, the Buyer shall assume the Assumed Obligations pursuant to the Acquired Assets Assignment Agreements.

3.           Representations and Warranties Concerning the Buyer Parties.  The Buyer hereby represents and warrants to the Sellers that the following statements contained in this Article 3 are true and correct.

(a)           Organization and Good Standing. Each of the Buyer Parties is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified and in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, delay or materially affect the Buyer’s ability to close.  Each Buyer Party has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it except where the failure to own and use the properties owned and used would not, individually or in the aggregate, delay or adversely affect the Buyer’s ability to close.  There is no proposed, pending or, to the Buyer’s Knowledge, threatened action (or, to the Buyer’s Knowledge, Basis therefor) for the dissolution, liquidation, insolvency or rehabilitation of any Buyer Party.

(b)           Authorization of Transaction.  Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Buyer Party is a party and to perform its obligations thereunder.  Each Transaction Agreement to which a Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except for filings required to be made under the HSR Act, authorization required by Environmental Requirements, and applicable securities Laws, no Buyer Party needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Buyer Party is a party.

(c)           Noncontravention.  Except as set forth on Schedule 3(c), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, nor the consummation of any of the transactions contemplated thereby, shall, (A) violate any Law to which any Buyer Party is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under any agreement, contract, lease, license, instrument or other arrangement to which any Buyer Party is a party or by which such Buyer Party is bound or to which any of the Buyer Parties’ assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance would not, individually or in the aggregate, delay or materially affect the Buyer’s ability to close.

(d)           Brokers’ Fees.  No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)           No Other Representations or Warranties. Except as and to the extent set forth in this Agreement, the Buyer makes no representations or warranties whatsoever to the Sellers and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to any Seller Party or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Seller Party by any director, officer, employee, agent, consultant, or representative of the Buyer or any Affiliate thereof).  The Buyer makes no representations or warranties to any Seller Party regarding profitability of the Buyer.

(f)           No Reliance.  The Buyer covenants that the Buyer Parties have reviewed and had access to all documents, records, and information which they have desired to review in connection with their decision to enter into this Agreement, and to purchase the Acquired Assets and to consummate the transactions contemplated hereby.  In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, the Buyer covenants that the Buyer Parties have relied solely upon their own knowledge, independent investigation, review and analysis (and that of their representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, the Sellers, their Affiliates, or any of their representatives, other than the representations and warranties of the Sellers expressly set forth herein and the other Transaction Agreements.

4.           Representations and Warranties Concerning the Sellers, the Company, Acquired Assets and Business.  Each Seller hereby represents and warrants, jointly and severally, to the Buyer that the following statements contained in this Article 4 are true and correct.

(a)           Organization and Good Standing.  Each Seller Party (other than any individual) is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation.  Each Seller Party (other than any individual) is duly qualified and in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Seller Material Adverse Effect or delay or materially affect the Sellers’ ability to close.  Each Seller Party (other than any individual) has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it except where the failure to own and use the properties owned would not, individually or in the aggregate, have a Seller Material Adverse Effect.  Each Seller has delivered to the Buyer correct and complete copies of each Seller Party’s (other than any individual) Organizational Documents, as amended to date.  None of the Seller Parties (exclusive of any individual) is in breach of any provision of its Organizational Documents.  There is no proposed, pending or, to the Sellers’ Knowledge, threatened action (or, to the Sellers’ Knowledge, Basis therefor) for the dissolution, liquidation, insolvency or rehabilitation of any Seller Party.

(b)           Authorization of Transaction.  Each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Each Seller Party (other than any individual) has received the unanimous approval of its stockholders, partners or members, as the case may be, of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 4(b), no Seller Party needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party.

(c)           Noncontravention.  Except as set forth on Schedule 4(c), neither the execution and delivery of any Transaction Agreement to which each Seller Party is a party, nor the consummation of any of the transactions contemplated thereby, shall, (A) violate any Law to which such Seller Party is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under any agreement, contract, lease, license, instrument or other arrangement to which such Seller Party is a party, or by which such Seller Party is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance would not, individually or in the aggregate, (x) delay or materially affect the ability of the Sellers to consummate the transactions contemplated by such Transaction Agreement or (y) result in a Seller Material Adverse Effect.

(d)           Brokers’ Fees.  The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e)           Title to and Condition of Assets.

(i)           The Sellers have good and marketable title to all of the Acquired Assets other than the Leased Assets, and a valid leasehold interest (including bareboat charters) in all of the Leased Assets, in each case free and clear of all Encumbrances, except for (A) Permitted Encumbrances and (B) Encumbrances disclosed in Schedule 4(e)(i).  Immediately after the Closing, the Buyer or its designee(s) (including its Subsidiaries) will have good and marketable title to all of the Acquired Assets and a valid leasehold interest in all of the Leased Assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.  Part I of Exhibit A is a listing of the material Acquired Assets, including the Vessels, other than the Flowers Vessels.  Part II of Exhibit A is a listing of all of the material Leased Assets, including the Flowers Vessels.

(ii)          The Acquired Assets constitute all material assets necessary to conduct the Business as currently conducted by the Sellers and their Affiliates.  The Company owns no assets other than Acquired Assets.  The Company has no operations or Obligations other than those directly related to Acquired Assets, Retained Obligations, and Assumed Obligations.

(iii)         Except as set forth on Schedule 4(e)(iii), each of the Vessels and the other material Acquired Assets, whether owned or leased, is in good, serviceable condition and fit for the particular purpose for which it is currently being used, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.

(iv)         Each Vessel required by the Shipping Laws to be inspected by the United States Coast Guard has a current and valid United States Coast Guard Certificate of Inspection and each such Vessel is in compliance with such certificate without any material repair requirements.

(v)          The Classification Certificates of each Vessel which has a Classification Certificate is current and valid without any material recommendations or requirements.

(f)            Capitalization.  Schedule 4(f) specifies the owners, legally and beneficially, of the issued and outstanding Equity Interests of each Seller Party other than the Principal.

(g)           Subsidiaries.  The Company does not own any Equity Interest in any Person.

(h)           Damage, Casualty, Etc.  Since December 31, 2009, except for any damage, destruction or condemnation that occurs after the date of this Agreement and is subject to the provisions of Section 5(e):

(i)           Except as set forth on Schedule 4(h)(i), there has not been any material physical damage, destruction or loss to any material portion of the Acquired Assets or the Business, whether or not covered by insurance except as indicated in the Financial Statements;

(ii)           there has been no actual, pending, or to the Sellers’ Knowledge, threatened adverse change affecting any of the Acquired Assets or the Business with any customers, licensors, suppliers, distributors or sales representatives of the Sellers that would have, individually or in the aggregate, a Seller Adverse Effect in excess of $200,000;

(iii)         the Acquired Assets and the Business have been operated and maintained in all material respects in the Ordinary Course of Business;

(iv)         there has not been any Seller Material Adverse Effect;

(v)          none of the matters of the type described in clauses (i)–(xvii) of Section 5(c) have occurred except as would be permitted pursuant to such clauses or as set forth in Schedule 4(h)(v) or as indicated in the Financial Statements; and

(vi)         there is no contract, commitment or agreement to take or cause to take any action that would result in any of the foregoing described in clauses (i), (ii), (iv) or (v), or to operate or maintain the Acquired Assets or the Business other than in the Ordinary Course of Business, in each case, except as expressly permitted hereby.

(i)             Legal Compliance.  Each Seller is in compliance and has complied with all applicable Laws of all Governmental Authorities, except where the failure to comply would not, individually or in the aggregate, have a Seller Adverse Effect in excess of $100,000.

(j)            Tax Matters.

(i)           The Sellers have (A) duly filed or caused to be filed all Tax Returns (or appropriate extensions) required to be filed by or with respect to such Company or with respect to its assets or operations with the Internal Revenue Service or other applicable taxing authority, (B) paid, or adequately reserved against, all Taxes due or claimed due by a taxing authority from or with respect to such Seller or its assets or operations and (C) made all deposits required with respect to Taxes.

(ii)           Except as described in Schedule 4(j), there are no currently proposed or pending adjustments by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the assets or operations of the Sellers, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the assets or operations of the Sellers has been given by or requested from the Sellers with respect to any Tax year.

(iii)          Except as described in Schedule 4(j), none of the Sellers or any of their Affiliates is currently the beneficiary of any extension of time within which to file any Tax Return.

(iv)          Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, partner, member or creditor of the Sellers, or other third party, and all forms (including but not limited to forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(k)           Contracts and Commitments.

(i)           Schedule 4(k) contains a list as of the date of this Agreement of each Acquired Contract.

(ii)          The Sellers have delivered to the Buyer a correct and complete copy of each Acquired Contract (as amended).  Except as set forth in Schedule 4(k)(ii), with respect to each Acquired Contract:

               (A)           such Acquired Contract is enforceable in all material respects, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ right generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(B)           such Acquired Contract will continue to be so enforceable on terms identical to those contemplated in (A) above following the consummation of the Transaction Agreements (except for those that expire at the end of their term, without regard to the Transaction Agreements);

(C)           the Sellers and their Affiliates are not (and, to the Sellers’ Knowledge, no applicable counter-party thereto is) in breach or default of such Acquired Contract, and no event has occurred that, with notice or lapse of time, would constitute a breach or default under such Acquired Contract; and

(D)           to the Sellers’ Knowledge, no party to such Acquired Contract has repudiated any provision of such Acquired Contract.

(l)             Permits.  With the exception of items set forth on Schedule 4(n)(ii), Schedule 4(l) lists all Permits by any Governmental Authority and all quality certificates granted by any industry organization and used or held by the Sellers in connection with the ownership and operation of the Business except for those the absence of which would not, individually or in the aggregate, result in a Seller Adverse Effect of more than $50,000.  Such Permits constitute all Permits necessary for the continued ownership, use and lawful operation of the Business, consistent in all material respects with the past practices of the Business.  The Sellers are not in default, and, to the Sellers’ Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any of any Permits except such unenforceability, defaults or conditions that would not, individually or in the aggregate, result in a Seller Adverse Effect of more than $50,000.

(m)           Litigation.  Schedule 4(m) sets forth each instance in which the Sellers, any of the Acquired Assets or the Business (A) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) is the subject of any action, suit, proceeding, hearing or known investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is the subject of any pending or, to the Sellers’ Knowledge, threatened claim, demand or notice of violation or liability from any Person.  To the Sellers’ Knowledge, there is not any Basis for any present or future injunction, judgment, order, decree, ruling, charge or action, suit proceeding, hearing or investigation of, in or before any Governmental Authority, against any of them giving rise to any Obligation of which the Sellers would be subject.

(n)           Environmental Matters.  Except as set forth in Schedule 4(n):

(i)           Except to the extent non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Seller Material Adverse Effect, each Seller is and has been in compliance with all applicable Environmental Requirements.

(ii)          Except to the extent non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Seller Material Adverse Effect, (a) each Seller has obtained, or has timely sought to renew (and has no Knowledge of why such renewal may not occur), all Permits and has made all filings, paid all fees and maintained all material information, documentation and records, as necessary under applicable Environmental Requirements for operating the Acquired Assets and the Business (as historically and currently operated), and (b) all such Permits and filings remain in full force and effect. Schedule 4(n)(ii) sets forth a complete list of all Permits as are necessary under applicable Environmental Requirements for operating the Acquired Assets and the Business, each of which is held in the name of the appropriate Company or other Person as indicated on Schedule 4(n)(ii).

(iii)         There are no pending or, to the Sellers’ Knowledge, threatened claims, demands, actions, administrative proceedings, including any government investigations or mandatory information requests, or lawsuits against any Seller or their Affiliates under any Environmental Requirements with respect to the Acquired Assets or the Business and it has not received notice of any of the foregoing and the Sellers are not, and none of the Acquired Assets or the Business is, subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Requirements.

(iv)         The Sellers (including their Affiliates) have not received any written notice that it, is or may be a potentially responsible party under any Environmental Requirements in connection with any site actually or allegedly containing or used for the treatment, storage or disposal or otherwise subject to a release or threatened release of Hazardous Substances.

(v)         All Hazardous Substances generated, transported, handled, stored, treated or disposed by, in connection with or as a result of the operation of the Sellers or the conduct of the Sellers (including their Affiliates) of the Business, have been transported only by carriers maintaining valid authorizations under applicable Environmental Requirements and treated, stored, disposed of or otherwise handled only at facilities maintaining valid authorizations under applicable Environmental Requirements and, to the Sellers’ Knowledge, such carriers and facilities (A) have been and are operating in compliance with such authorizations and (B) are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority or other Person in connection with any Environmental Requirements.

(vi)         To the Knowledge of each of the Sellers, no condition exists at any facility or with respect to any equipment owned or operated by the Sellers that is reasonably expected to be a violation of or otherwise impose liability under any Environmental Requirement.

(o)           Financial Statements.

(i)           Schedule 4(o) sets forth the Financial Statements.

(ii)          (A) The Financial Statements were prepared in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes and, in the Interim Financial Statements, normal year-end adjustments) and fairly present, in all material respects, the consolidated financial position and income, cash flows, and partner’s equity associated with the ownership and operation of the Persons included therein as of the dates and for the periods indicated; (B) the Financial Statements do not omit to state any liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, except for the absence of footnotes and, in the Interim Financial Statements, normal year-end adjustments); (C) the Persons included therein have no lease Obligations or contingent liabilities that are not disclosed in the Year-End Financial Statements that, if the Interim Financial Statements had contained footnotes, would have been required by GAAP to have been disclosed or reflected in such footnotes; and (D) the Persons included therein do not have any Obligations that would be required under GAAP to be presented in its financial statements, except for (w) Obligations included in the Financial Statements and not heretofore paid or discharged, (x) Obligations that have arisen after the last day included in the Interim Financial Statements in the Ordinary Course of Business, and (y) other Obligations that have arisen after such date that, individually or in the aggregate, are not material and are of the same character and nature as the Obligations included in the Financial Statements.

(p)           Encumbrances for Borrowed Money.  Except as set forth on Schedule 4(p), there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, capital leases or other similar Obligations (direct or indirect) that are secured by or constitute an Encumbrance on any Acquired Asset.

(q)           Preferential Purchase Rights.  Except as set forth on Schedule 4(q), there are no Preferential Rights.

(r)             Intellectual Property.  Schedule 4(r) sets forth all Intellectual Property used by the Sellers and their Affiliates in the conduct of the Business.  Except as set forth on Schedule 4(r), the Sellers and their Affiliates own or have valid licenses to use all such Intellectual Property and own or have a valid right to use any trademark listed on Schedule 4(r).  No such Intellectual Property used by the Sellers and their Affiliates is the subject of any challenge received by the Sellers and their Affiliates in writing, and to the Sellers’ Knowledge, no such challenge has been threatened.

(s)            Insurance.  Schedule 4(s) sets forth the following information with respect to each Insurance Policy (including policies providing property, casualty, liability and workers’ compensation coverage, and bond and surety arrangements) to which the Sellers or any Affiliate has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 2009:

(i)           the name, address and telephone number of the agent;

(ii)          the name of the insurer and the name of each covered insured;

(iii)         the policy number and the period of coverage; and

(iv)        a description of any deductible, retroactive premium adjustments or other loss-sharing arrangements.

With respect to each Insurance Policy:

(A)           the policies are enforceable (other than those that have lapsed in accordance with their terms);

(B)           with respect to any policies, if the Buyer validly assumes same and the counter-parties thereto consent to the assignment of same to the Buyer on identical terms as those of the Sellers and the Buyer makes and all premium payments due thereunder, such policy will continue to be enforceable on identical terms following the consummation of the Transaction Agreements subject to termination in accordance with its terms;

(C)           Neither the Sellers nor, to the Sellers’ Knowledge, any Affiliate thereof (and, to the Sellers’ Knowledge, no counter-party) is in breach of such policies (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute a breach under the policies; and

(D)           to the Sellers’ Knowledge, no party to any Insurance Policy has repudiated any provision thereof.

The Sellers currently have, and at Closing will have, in full force and effect policies of insurance with respect to each of the Vessels and their machinery and equipment and all other Acquired Assets against such casualties and types and in such amounts as are customary for tug boat and barge operators of similar size in the United States coastwise trade, and each Vessel carries hull and equipment coverage of not less than 100% of the last appraised market value of such Vessel.

No insurance that each Seller or any of their Affiliates has ever carried has been canceled nor, to the Sellers’ Knowledge, has any such cancellation been threatened.  Other than as described in Schedule 4(s), since January 1, 2009, the Sellers (including their Affiliates) have not ever been denied coverage nor, to the Sellers’ Knowledge, has any such denial been threatened.  Schedule 4(s) also describes any self-insurance arrangements affecting the Sellers.

(t)           Employees.

(i)           PBC is the only Person who is a Seller or an Affiliate thereof that has employees.  Schedule 4(t)(i) lists each current employee (the “Eligible Employees”) of PBC who is engaged in the Business, and sets forth for each such employee the years of service with PBC and its Affiliates and any predecessors that are currently credited for the purpose of determining benefits for such employee and the nature and terms of employment. Schedule 4(t)(i) contains a complete and accurate list as of the date of this Agreement of the following information for each employee, director, independent contractor, consultant and agent of PBC and its Affiliates who is engaged in the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2008; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan maintained by PBC or any of its Affiliates.

(ii)           No employees engaged in the Business by PBC and its Affiliates have been terminated for cause since January 1, 2009 through the date of this Agreement.

(iii)           PBC and its Affiliates that have employees who are engaged in the Business have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law.

(iv)           To the Sellers’ Knowledge, no officer, director, agent, employee, consultant, or contractor of any Seller is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Seller or to any other Person any rights to any invention, improvement, or discovery directly related to the Business.  To the Sellers’ Knowledge, no former or current employee of PBC and its Affiliates who was or is engaged in the Business is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of the Sellers or the Buyer to conduct the Business as heretofore carried on by PBC and its Affiliates that are engaged in the Business.

(v)           None of PBC or its Affiliates that are engaged in the Business is a party to or bound by any collective bargaining contract or agreement of any kind with a labor organization, nor has it experienced any strikes, grievances, claims of unfair labor practices, other collective bargaining disputes.  None of PBC or its Affiliates that are engaged in the Business have committed any unfair labor practice (as determined under any Law).  The Sellers have no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to the employees of PBC or its Affiliates.

(vi)           None of PBC or its Affiliates that are engaged in the Business or any employer that would be considered a single employer with any Seller under Sections 414(b), (c), (m) or (o) of the Code (such employer, an “ERISA Affiliate”) maintains, contributes or have any liability, whether contingent or otherwise, with respect to, and has not within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Employee Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which such Seller or ERISA Affiliate previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, or (ii) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.  All premiums and contributions required to be paid or made by PBC and its Affiliates under the Employee Plans will have been properly paid, made or accrued on or prior to the Closing.

(vii)         The master of each manned Vessel is duly licensed and certified to operate the relevant Vessel.

(u)           Affiliate Services.  Except for (i) provision of the assets included in or constituting a part of the Acquired Assets and (ii) services provided by individuals and entities listed in Schedule 4(u), no Associate of the Sellers provides services to the Company or the Business.

(v)           Seller Status.  Neither the Sellers nor any Affiliate of the Sellers is an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

(w)           Solvency.  Immediately after the transactions contemplated by this Agreement are consummated and after giving effect to the application by the Sellers of a portion of the Purchase Price to repay the amounts set forth in the Payment Instruction Letters, (a) the assets of each Seller and each of its Affiliates, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each such Person will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no such Person will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing Date.

(x)           U.S. Citizen.

(i)           Each Vessel was built in the United States, is duly documented under the Shipping Laws with a valid and current CG-1270, Certificate of Documentation, and is qualified to engage in the United States coastwide trade under the Shipping Laws.

(ii)          Since the date it acquired its first Vessel, each owner and operator (past and present) of any Vessel has been, and each current owner and operator is, and at the Closing will be, a United States citizen within the meaning of the Shipping Laws and was, is and will be qualified to own and operate the Vessels in the United States coastwise trade under such Shipping Laws.

(y)           No Other Representations or Warranties. Except as and to the extent set forth in this Agreement, the Sellers make no representations or warranties whatsoever to the Buyer and hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to any Buyer Party or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Buyer Party by any director, officer, employee, agent, consultant, or representative of the Sellers or any Affiliate thereof).  The Sellers make no representations or warranties to any Buyer Party regarding the probable success or profitability of the Business.

5.           Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

(a)           General.  The Buyer shall use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying the Sellers’ conditions to closing in Section 7(b).  Each Seller shall, and shall cause each of its Affiliates to, use its commercially reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying the Buyer’s conditions to closing in Section 7(a).

(b)           Notices and Consents. Each Seller shall (and shall cause each of its applicable Affiliates to) give any notices to, make any filings with, and use their commercially reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 4(b) and 4(c) including the corresponding Schedules so as to permit the Closing to occur not later than 9:00 a.m. (Houston time) by September 30, 2011.

(c)           Operation of Business.  Except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), the Sellers will cause the Company and (to the extent they are engaged in the Business) its Affiliates not to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without the prior consent of the Buyer (which consent shall not be unreasonably withheld or delayed).  Subject to compliance with applicable Law, each Seller will confer on a regular and frequent basis (generally expected to be at least twice per month) with one or more representatives of the Buyer to report on operational matters and the general status of the Business and its operations and will promptly provide to the Buyer or its representatives copies of all filings it makes with any Governmental Authority during such period.  Without limiting the generality of the foregoing, during the period commencing on the date of this Agreement and continuing to the Closing Date, each Seller will cause the Company and (to the extent it is engaged in the Business) each of its Affiliates with regard to the Business not to (except as may be necessary or appropriate in case of force majeure or other emergency and except as expressly contemplated by this Agreement or by Schedule  5(c)), without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed) do any of the following:

(i)           sell, lease or otherwise dispose of any of its property or assets or permit the sale, lease or other disposition or any Vessel, in each case, other than sales of services in the Ordinary Course of Business and dispositions of obsolete, damaged or defective parts, supplies or inventory;

(ii)          acquire (including by merger, consolidation or acquisition of Equity Interest or assets) any Person, make an investment in or a loan to any Person (other than loans to employees in amounts not to exceed in the aggregate outstanding amount $50,000), or acquire (including making capital expenditures or leasing (other than leases of equipment made in the Ordinary Course of Business cancelable by each Seller upon 90 days’ or less prior notice without penalty)) any assets with an aggregate value in excess of $200,000;

(iii)         enter into any joint venture, partnership or similar arrangement;

(iv)         only with respect to the Company, incur, issue, repay, redeem or repurchase any Indebtedness or capital leases or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances, or delay or postpone beyond the applicable due date the payment of accounts payable or other liabilities other than (A) working capital borrowings of the Company in an amount not to exceed $500,000, (B) endorsements of checks for deposit, (C) causing the issuance of letters of credit, performance bonds and similar Indebtedness not for borrowed money made in the Ordinary Course of Business consistent with past practice, (D) capital lease Obligations that do not exceed $30,000, individually or in the aggregate, and (E) repayments of working capital borrowings and Indebtedness of the Company.

(v)          cause or allow any part of the Acquired Assets or any Vessel to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Section 4(e)(i);

(vi)         issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant, repurchase, redemption or encumbrance of any Equity Interest of the Company or any Commitments with respect to any Equity Interest of the Company or declare, set aside or make any distributions or dividends in respect of any such Equity Interest;

(vii)        enter into, amend (or waive any right under) in any material respect, or terminate before the expiration of the term thereof, any material Acquired Contract other than to the extent any such contract terminates in accordance with its terms in the Ordinary Course of Business; provided such action does not cause Sellers to be unable to pay off any Indebtedness at Closing as contemplated herein or enter into the Flowers Subcharter;

(viii)       allow any Permits to terminate or lapse other than expirations in accordance with their terms, in which case the Sellers shall use their commercially reasonable efforts to obtain an extension or replacement of such expired Permit if necessary for the Business;

(ix)         cancel or compromise any debt or claim, initiate or settle any action, litigation, complaint, rate filing or administrative proceeding involving payment by the Company or to the Company, where the terms of all such settlements, cancellations, compromises or agreements are in excess of $200,000 in the aggregate or adversely impact the Acquired Assets or the Business after such settlement or agreement, provided the Company may settle or compromise any Retained Obligation;

(x)          with regard to Eligible Employees: (A) modify the annual level of compensation, (B) grant any bonus, benefit or other direct or indirect compensation, (C) increase the coverage or benefits available (or reduce the employees’ allocable share of costs or premiums) under any benefit plan or create any new severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any employee or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar contract (or amend any such contract) to which any Seller is a party, except, in each case, as required by applicable Law from time to time in effect;

(xi)         except as required by Law, make, change or revoke any Tax election relevant to the Acquired Assets;

(xii)        change any accounting practices in any material respect with the exception of any changes in accounting methodologies that have already been agreed upon by its Equity Interest holders, consistent with its Organizational Documents;

(xiii)       amend the Company’s Organizational Documents;

(xiv)      enter into any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(xv)        utilize any Acquired Asset or any Vessel, or incur any Assumed Obligation, for any purpose other than in connection with the Business; and

(xvi)       enter into any contract, agreement or commitment to do any of the foregoing.

(d)           Exclusivity.

(i)           Sellers will not (and no Seller will permit any director, officer, agent or representative thereof to) (A) enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any person other than the Buyer relating to any acquisition or purchase (directly or indirectly, including through any lease, contract, equity sale (including a merger or other change of control) or otherwise) of the Business or any portion thereof (other than the types of dispositions covered by Section 5(c)(i) that do not require the Buyer’s consent) or (B) participate in any discussions or negotiations regarding, furnish any data or information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Sellers will use commercially reasonable efforts to cause their financial advisors and other representatives not to do any of the foregoing.

(ii)          The Sellers will promptly notify the Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and, with respect to any of the foregoing (whether by telephone, personal conversation, fax, email or otherwise) during the term of this Agreement, and shall specify in such notice the terms of any such proposal, offer, inquiry or contact.

(iii)         The Sellers represent, warrant, and covenant that, except as contemplated hereby, (A) there are no pending agreements or understandings with respect to the sale or exchange of the Business or any portions thereof (directly or indirectly) (other than sales of inventory or immaterial portions of any Acquired Assets in the ordinary course), and (B) immediately upon the execution of this Agreement, all pending negotiations or discussions with any other Persons with respect thereto will be terminated.

(e)           Damage or Condemnation.  If, before Closing, any part of the Acquired Assets or the Vessels are damaged, lost or destroyed, or are condemned, forfeited or seized, or if proceedings are filed for condemnation or under the right of eminent domain that results in damage, destruction or condemnation of property or properties resulting in an aggregate Damage Amount of (i) less than $5,000,000, the Purchase Price shall be reduced by such Damage Amount, the Parties shall be obligated to proceed with the Closing, and the Sellers shall retain all property casualty insurance proceeds or condemnation proceeds relating to such damage, destruction or condemnation, or (ii) more than $5,000,000, the Buyer shall not be obligated to close, provided that, in lieu of electing not to close, the Buyer may elect: either (y) to offer to extend the date for Closing to allow the Sellers the opportunity (in the Sellers’ sole discretion) to repair or replace, or to cause the repair or replacement of, any such damaged or destroyed assets; or (z) to accept the Acquired Assets and Vessels, notwithstanding any such destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case the Sellers shall pay to the Buyer all property casualty insurance proceeds actually received in respect of such damage, destruction or condemnation by the Sellers or any Affiliates that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of any Seller or its Affiliates by reason of the destruction, or taking of such assets, to the extent such sums are not committed, used or applied by the Sellers or their Affiliates prior to the Closing Date to repair, restore or replace such damaged or taken assets, and shall assign and transfer to the Buyer, or subrogate the Buyer to, all of the right, title and interest of the Sellers and their Affiliates in and to any such unpaid awards or other payments arising out of the damage, destruction, condemnation, or pending or threatened condemnation that are actually received by the Sellers or any of their Affiliates and that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Sellers and their Affiliates.  If any such payments required by this Section 5(e) to be paid to the Buyer are not assignable, the Sellers will collect such payments at the Buyer’s expense and remit all such amounts, less any related expenses, to the Buyer as such are collected.  Prior to the Closing, the Sellers shall not compromise, settle or adjust any amounts payable to the Buyer under clause (z) above, without first obtaining the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.  The Buyer’s election under this Section 5(e) shall expire 20 business days after the date on which the Buyer receives written notice from the Sellers describing in reasonable detail the nature and amount becomes aware of such damage, destruction or proposed condemnation.

(f)            Full Access.  With prior notice, each Seller shall permit, and shall cause its Affiliates to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers and their Affiliates, to all premises, properties, personnel, books, records (including Tax Records), contracts and documents of or pertaining to the Business.

(g)           HSR Act.  The Parties shall prepare, as soon as is practicable, but in any event within ten (10) business days following the date of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act.  The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act.  The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.  The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority.  The Buyer and the Sellers agree to take all actions that may be required by the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, except agreeing to sell, hold separate or otherwise dispose of any business or assets so required to be sold, held separate or disposed of by the FTC.  The Buyer shall pay 100% of all filing fees in connection with all filings under the HSR Act.

(h)           Payment Instruction Letters and Release of Liens and Encumbrances.  The Sellers shall use commercially reasonable best efforts to obtain as soon as reasonably practicable (i) the Payment Instruction Letters, (ii) a release of all Encumbrances identified in Schedule 4(e)(i), and (iii) a release of any and all guarantees, bonds, or other financing support previously executed in connection with any Indebtedness.  Prior to or contemporaneously with the Closing, the Sellers shall obtain releases of any other Encumbrances on the Acquired Assets except for Permitted Encumbrances that apply to the Acquired Assets, without any post-Closing liability or expense (or any increase in the Assumed Obligations) to the Buyer or the Company or Acquired Assets or the Business and shall provide proof of such releases and payment in full in a form reasonably acceptable to the Buyer at the Closing, subject to the provisions of Section 9.

(i)            Periodic Operating Information.  The Sellers shall deliver monthly financial and operating information, including a monthly balance sheet, statement of operations, statement of changes in cash flow, aged receivables and payables analysis and inventory analysis, attributable to the Company when available, and the Sellers shall prepare same in the Ordinary Course of Business consistent with past practices.

(j)            Insurance.  Each Seller shall cause any insurance policies covering any portion on the Business to remain in full force and effect or to be renewed and maintained in full force and effect through (but not after) the Closing Date; unless otherwise agreed by the Buyer and applicable Sellers.  Each Seller shall not take any action to release any insurer with respect to any claim made under any such insurance policy before the Closing Date.

(k)            Termination of Associate Contracts.  Prior to the Closing, each Seller shall terminate or cause the termination of each Acquired Contract to which FMT or any of its Associates is a counter-party, except such Acquired Contracts listed on Schedule 5(k) and such Acquired Contracts as the Buyer and the applicable Associate that is a party thereto may agree prior to the Closing to keep in force and effect after the Closing.  Such termination shall be at no cost or expense (and shall not increase the Assumed Obligations) to the Buyer, Business, Company or the Acquired Assets.  All accounts receivable and accounts payable related thereto shall be forgiven or paid at the Closing.

(l)            Risk of Loss.  Between the date of this Agreement and the Closing Date, all risk of loss or damage to the Business shall be borne by the Sellers.

(m)           Employees.   The Parties hereby agree that:

(i)           Eligible Employees; Access.  Five (5) business days after the date of this Agreement, the Buyer shall be entitled (x) to access employee information relating to each Eligible Employee, to the extent permissible under applicable Laws (including any limitations applicable to medical or any other records), and (y) during normal business hours, to consult with the Eligible Employees; such consultation to be scheduled to reasonably accommodate the schedules of both the Eligible Employee and the Sellers.  At any time on or before the Transition Services Termination Date, the Sellers may add or delete individuals from Schedule 4(t)(i) to reflect the hiring or termination of Eligible Employees.

(ii)          Offers of Employment. The Buyer or its designee(s) may offer to hire any Eligible Employee on terms acceptable to the Buyer at any time prior to the first anniversary of the Closing.  Except as required by applicable Law, nothing in this paragraph shall be construed to require the Buyer and any of its Affiliates, to provide any pension, severance or post-termination welfare benefits to the Eligible Employees, to any of the Sellers’ employees not accepting a position with the Buyer or its Affiliates, or to any currently retired former employees of the Sellers.

(iii)         Timing of Transfer.  Each Eligible Employee who accepts the Buyer or its designees’ offer of employment shall become an employee of the Buyer or its designee(s) in accordance with the terms of such offer.  At such time that the Eligible Employees become employees of the Buyer (hereafter, such employees are referred to as “Continued Employees”), the Buyer or its designee(s) shall become responsible for payment of all salaries, wages, severance, accrued and unused vacation, and benefits and all other claims (including medical, dental, vision, disability and other benefits claimed), costs, expenses, liabilities and other obligations relating to the employment of the Continued Employees incurred from and after such time.  Except as required by applicable Law, the Sellers shall be responsible for all salaries, wages, and benefits and all other claims, costs, expenses, liabilities and other obligations related to the employment or termination of the Eligible Employees incurred prior to such date.

(iv)         Termination.

(A)           The Buyer or its designee(s) may retain the services of any Continued Employee or terminate any such Continued Employee’s employment at any time.

(B)           The Sellers shall retain liability and responsibility for the payment of severance benefits (if any), incurred prior to each employment date, including the termination or transfer of employment of any current or past employee prior thereto.

(v)          WARN Act.  Except in the event of unforeseen circumstances necessitating a “plant closing” or “mass layoff,” the Buyer or its designee(s) will not engage within sixty (60) days after the Closing Date in a “plant closing” or “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act, as amended, or any similar state law) with respect to the Acquired Assets.

(vi)         No Solicitation.  From the date of this Agreement until one year from and after the Buyer or its designee hires any Eligible Employee, the Sellers agree not to (and shall cause their Affiliates not to) solicit, offer employment to or employ any Continued Employee without the prior written consent of the Buyer; provided that, the foregoing shall not prohibit general solicitations of employment not specifically directed toward such employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any such employee who presents himself or herself for employment without direct or indirect solicitation by the Sellers or any Affiliate of the Sellers.

(n)           Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in Articles 3 and 4 of this Agreement, such Party shall have the continuing obligation until the Closing to correct, supplement, or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.  Any such correction, supplement, or amendment shall be delivered to the other Party as soon as reasonably practicable, but no later than three (3) business days after discovery, but in any event, prior to the Closing Date.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 8 have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement, or amendment thereto.

(o)           Surveys.  The Buyer may, at its own cost, conduct a survey of any or each Vessel; provided, however, that any such survey cannot unreasonably interfere with the operations, or adversely affect the economics, of the Business.

(p)           Transition Services Agreement Factor.  The Buyer and the Sellers shall use commercially reasonable best efforts to reach a mutually acceptable agreement on the factor for Section 5(a) of the Transition Service Agreement as soon as reasonably practical.

6.           Post-Closing Covenants.  The Parties agree as follows:

(a)           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

(b)           Retained Obligations.  Prior to or contemporaneous with the Closing, the Sellers shall pay all amounts set forth in the Payment Instruction Letters and all other Indebtedness other than Assumed Obligations.  The Sellers agree to timely pay and satisfy all other Retained Obligations as and when due.

(c)           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving the Business, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

(d)           Non-assignment; Holding Arrangement.  Notwithstanding anything to the contrary contained in this Agreement, to the extent the Parties elect or are required to consummate the transactions contemplated hereby prior to obtaining a third party consent identified on Schedules 4(b) and 7(a)(vii) with respect to any Acquired Asset (each a “Non-Assigned Asset”), such Non-Assigned Asset shall be held by the Sellers for all times during the Holding Period (as defined below), and during such Holding Period (i) the Sellers shall provide the Buyer with the economic benefits and risks thereof, (ii) the Sellers shall continue to use their commercially reasonable efforts to obtain the third party consent(s) related to such Non-Assigned Asset, and the Buyer shall cooperate with the Sellers in such efforts, and (iii) the Buyer shall be entitled to enforce at its sole cost and expense, any and all rights of the Sellers or the relevant Seller against a third party with respect to such Non-Assigned Asset; provided that the Sellers hereby constitute and appoint, effective as of the Closing Date, the Buyer and its successors and assigns as the true and lawful attorney of the Sellers, as applicable with full power of substitution in the name of the Buyer, or in the name of the Sellers, but for the benefit of the Buyer, to institute and prosecute all proceedings which the Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Non-Assigned Assets or take other actions reasonably necessary to obtain the benefits of such Non-Assigned Assets, and to defend or compromise any and all actions, suits or proceedings in respect of such Non-Assigned Assets. The Buyer shall be entitled to retain for the Buyer’s account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The Sellers will promptly pay to the Buyer when received all monies received by the Sellers under any Non-Assigned Asset or any claim or right or any benefit arising thereunder. At such time as the third party consent for a Non-Assigned Asset is obtained, the Sellers shall promptly assign such Non-Assigned Asset to the Buyer in a form mutually agreed between the Parties. In consideration for the foregoing, during the Holding Period, the Buyer shall directly pay (on behalf of the Sellers) all Obligations that would constitute Assumed Obligations if the Non-Assigned Asset were an Acquired Asset and all of the costs of administering the Non-Assigned Asset from and after the Closing Date.  For purposes of this Agreement, if the Non-Assigned Asset is an easement or similar right, then the term Non-Assigned Asset shall include that portion of the associated plant, facility fixtures or other assets owned by the Sellers and located thereon.  For purposes of this Section 6(d) the term “Holding Period” for any particular Non-Assigned Asset shall mean the period beginning on the Closing Date and ending on earlier of the date upon which (y) the contract for which consent was not obtained expires or (z) such consent or an alternative arrangement is obtained on terms that are substantially similar to the Buyer in both operational and economical respects.

(e)           Delivery and Retention of Records.  Within 45 days after the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer, copies of Tax Records that are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Business (other than Tax Records) that are in the possession or control of the Sellers; provided that such access shall not be construed to require the disclosure of records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law.

(f)           Post-Closing Collection Matters.  At any time after the Closing that the Sellers or its Affiliates receive any payment related to the Business which is due to the Buyer, the Sellers will promptly remit such payment to the Buyer for the benefit of the Buyer.  At any time after the Closing that either the Buyer or its Affiliates receive any remittance from any account debtors with respect to the Business which is due to the Sellers, the Buyer will endorse such remittance to the order of the Sellers and forward it to the Sellers promptly upon receipt.

(g)           Tax Clearance Certificates.  Promptly after the Closing Date, the Sellers agree to order and obtain tax certificates for each of FMT and FMT Heavy evidencing no taxes due from the Louisiana Department of Revenue and Taxation and the Kentucky Department of Revenue, and shall pay any unpaid taxes attributable to the period prior to the Closing Date.  The Sellers shall provide the Buyer with such certificates promptly after they are received.

(h)           Employee Access.  From the Closing through the Transition Services Termination Date, the Buyer shall continue to have the same rights it had pursuant to Section 5(m) from the date of this Agreement through the Closing.

(i)            Maintenance Services.  From the date of this Agreement until the third anniversary of the Closing Date, (i) each Seller agrees to (and to cause each of its Affiliates to) provide the Buyer and each of its Affiliates maintenance and repair services for any vessels owned or operated by any such Person on terms and conditions that are no less favorable to such Person than the most preferential terms and conditions the Sellers or any of their Affiliates provides (or have provided) to any Person, and (ii) the Buyer and the Sellers acknowledge and agree that they desire to expand their maintenance and repair arrangements to the extent such arrangements are mutually beneficial (as determined in each Person’s sole discretion).

(j)            Flowers Option.  If any Seller or any of its Affiliates (a “Flowers Purchaser”), directly or indirectly (including by merging with, or acquiring any Equity Interest of, another Person), acquires all or any of the Flowers Vessels (a “Flowers Purchase”), except to the extent such acquisition is effected pursuant to a like-kind exchange between Flowers and FMT, Buyer shall have the right to acquire each such Flowers Vessel from the Sellers or the Flowers Purchaser for the same price and on the same terms as the Flowers Purchaser, except should such Flowers Purchase contain terms and conditions that would serve to prohibit or unreasonably restrict the ability of Buyer to match such terms (other than the purchase price for the acquired Flowers Vessels), then Buyer may disregard such terms and conditions and acquire such Flowers Vessels without such terms and conditions (the foregoing right being the “Flowers Purchase Option”).  Promptly after each Flowers Purchase, the Sellers shall provide written notice the Buyer of same, including a summary of the terms of the Flowers Purchase and a copy of the agreements relating to the Flowers Purchase.  The Buyer’s option to purchase any Flowers Vessels pursuant to this Agreement shall commence on the date of the agreements underlying the relevant Flowers Purchase and shall expire 60 days after the Buyer receives such written notice and the related information from the Sellers.  If the Buyer exercises any Flowers Purchase Option, the purchase of the relevant Flowers Vessels shall close no later than 90 days following such exercise.  If any Seller or any of its Affiliates, directly or indirectly (including by merging with, or acquiring any Equity Interest of, another Person), acquires the right to acquire all or any of the Flowers Vessels (a “Flowers Option Purchase”), except to the extent such right is acquired pursuant to a like-kind exchange between Flowers and FMT, Buyer shall have the right to acquire such Flowers Option Purchase free of cost, in lieu of consummating any Flowers Purchase.  The Sellers agree to ensure that the Buyer’s rights pursuant to this Section 6(j) are fully enforceable, regardless of whether a Seller or any of its Affiliates acquires any Flowers Vessel or an option to acquire same.

7.           Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties of the Sellers contained in this Agreement, including Article 4, must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect, Knowledge, awareness or concepts of similar import, or any qualification or limitation as to monetary amount or value) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except to the extent such inaccuracies, violations or breaches would not (or would not reasonably be expected to) result in a Seller Material Adverse Effect or delay or materially affect the Sellers’ ability to consummate the transactions contemplated by this Agreement;

(ii)          the Sellers must have performed and complied in all material respects with their covenants hereunder through the Closing;

(iii)         any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)        each Vessel must be correctly documented in the name indicated on Exhibit A and must be endorsed to operate in United States coastwise trade; each Vessel must have current United States Coast Guard Certificates of Inspection and Water Pollution Certificates of Financial Responsibility; and each Vessel shall be free and clear of all Encumbrances except Permitted Encumbrances;

(v)          the Sellers must have timely delivered all items required to be delivered at Closing pursuant to Section 2(d);

(vi)         there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

(vii)        the Sellers must have obtained all consents set forth on Schedule 7(a)(vii) (collectively, the “Seller Required Consents”), in form reasonably acceptable to the Buyer;  and

(viii)       the Acquired Assets or the Vessels shall not have experienced any damage, loss, destruction, condemnation, forfeiture or seizure of the type described in Section 5(e) in an aggregate Damage Amount in excess of the amount for which such Section 5(e) permits the Buyer to elect to not close.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

(b)           Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties of the Buyer contained in this Agreement, including Article 3, must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality, Knowledge, awareness or concept of similar import, or any qualification or limitation as to monetary amount or value)) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except to the extent such inaccuracies, violations, or breaches would not (or would not reasonably be expected to) delay or materially affect the Buyer’s ability to consummate the transactions contemplated by this Agreement;

(ii)          the Buyer must have performed and complied in all material respects with each of its covenants hereunder through the Closing;

(iii)         any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)         the Buyer must have timely delivered all items required to be delivered at Closing pursuant to Section 2(e);

(v)          there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement; and

(vi)         the Buyer must have obtained all consents set forth on Schedule 7(b)(vi) (collectively, the “Buyer Required Consents”) in form reasonably acceptable to the Sellers.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or before the Closing.

8.           Remedies for Breaches of this Agreement.

(a)           Survival of Representations and Warranties.

(i)           Except to the extent provided to the contrary in Sections 8(a)(ii) – (a)(iii) below, all of the representations and warranties of the Buyer contained in this Agreement and all of the representations and warranties of the Sellers contained in this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date.

(ii)          The representations and warranties of the Sellers contained in Section 4(e)(i), (ii), (iv) and (v) (Title) shall survive the Closing hereunder for a period of three (3) years after the Closing Date.

(iii)         The representations and warranties of (A) the Buyer contained in Sections 3(b) (Authorization of Transaction) and3(d) (Brokers) and (B) the Sellers contained in Sections 4(b) (Authorization of Transaction), 4(d) (Brokers), 4(f) (Capitalization), 4(j) (Tax) and 4(t) (Employees) shall survive the Closing until the 60th day after the expiration of the statute of limitations applicable to the underlying matter giving rise to that claim.

(iv)         Except to the extent provided to the contrary in Section 8(a)(v) below, the covenants and obligations of the Buyer and the Sellers contained in this Agreement shall survive the Closing forever.

(v)         The covenants contained in Sections 5(a) (General), 5(b) (Notices and Consents), 5(c) (Operation of Business), 5(d) (Exclusivity), 5(e) (Damage or Condemnation), 5(f) (Full Access), 5(g) (HSR Act), 5(i) (Periodic Operating Information), 5(j) (Insurance), 5(l) (Risk of Loss) and 5(o) (Surveys) shall survive the Closing hereunder for a period of four (4) years.

(b)           Indemnification Provisions for Benefit of the Buyer.

(i)           In the event: (x) of any inaccuracy, violation or breach of any of the Sellers’ representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) contained herein (other than an inaccuracy in the Closing Statement or a representation or warranty contained in Sections 4(b) (Authorization of Transaction), 4(d) (Brokers), 4(f) (Capitalization), 4(j) (Tax) and 4(t) (Employees)) (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer Indemnitees make a written claim for indemnification against any Sellers pursuant to Section 11(k) within such survival period, then from and after Closing the Sellers agree, to release, indemnify and hold harmless the Buyer Indemnitees from and against any Adverse Consequences suffered by the Buyer Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that the Sellers shall not have any obligation to indemnify the Buyer Indemnitees from any such inaccuracies, violations and breaches until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences (except for Adverse Consequences as a result of any inaccuracies, violations and breaches of Sellers’ representations and warranties in Section 4(e)(iii) to the extent relating to any Vessel) by reason of the sum of all such inaccuracies, violations and breaches in excess of an aggregate deductible amount equal to $1,000,000, at which point the Sellers shall be obligated to indemnify the Buyer Indemnitees from and against all Adverse Consequences exceeding $1,000,000; provided further that the Sellers shall not have any obligation to indemnify the Buyer Indemnitees from any inaccuracies, violations and breaches of Sellers’ representations and warranties in Section 4(e)(iii) to the extent relating to any Vessel until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of the sum of all such inaccuracies, violations and breaches in excess of an aggregate deductible amount equal to $1,000,000 with respect to such Vessel (such amount to be calculated on the basis of the Adverse Consequences suffered by the Buyer Indemnitees as a result of Sellers’ inaccuracy, violation or breach of Sellers’ representations and warranties with regard to such Vessel), at which point the Sellers shall be obligated to indemnify the Buyer Indemnitees from and against all Adverse Consequences exceeding $1,000,000 with respect to such Vessel.

(ii)          In the event of: (x) (1) any breach of the Sellers’ covenants or obligations in this Agreement, or (2) any inaccuracy, violation or breach in the Closing Statement or any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect or concepts of similar import) contained in Sections 4(b) (Authorization of Transaction), 4(d) (Brokers), 4(f) (Capitalization), 4(j) (Tax) and 4(t) (Employees)), (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer Indemnitees make a written claim for indemnification against any Sellers pursuant to Section 11(k) within such survival period, then from and after the Closing, the Sellers agree to release and indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach described in clause (x) of this Section 8(b)(ii).

(iii)         Except to the extent it constitutes Assumed Obligations, from and after the Closing, the Sellers shall release, indemnify, and hold harmless the Buyer Indemnitees against any and all Obligations, liabilities, expenses, costs and Adverse Consequences arising from or relating to the Retained Obligations.

(iv)         To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Buyer Indemnitee, punitive, exemplary, special or consequential damages caused by any matter for which such Buyer Indemnitee is entitled to be indemnified under this Section 8(b), then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.  Except to the extent specified in the immediately preceding sentence with respect third party claims, the Sellers shall not be liable to any Buyer Indemnitee for any exemplary, punitive, special or consequential damages.

(v)          Notwithstanding anything in Section 8(b)(i) of this Agreement to the contrary and except as set forth in Section 8(vi), in no event shall the Sellers ever be required to indemnify the Buyer Indemnitees for Adverse Consequences under Section 8(b)(i), excluding any Adverse Consequences suffered by the Buyer Indemnitees to the extent relating to or arising from any inaccuracy, violation or breach of any representation or warranty contained in Section 4(e)(i), (ii), (iv) and (v) (Title), in an amount exceeding, in the aggregate, $40,000,000.

(vi)         Notwithstanding anything in Section 8(b)(i) of this Agreement to the contrary, in no event shall the Sellers ever be required to indemnify the Buyer Indemnitees for Adverse Consequences under Section 8(b)(i) to the extent the Adverse Consequences suffered by the Buyer Indemnitees relate to or arise from any inaccuracy, violation or breach of any representation or warranty contained in Section 4(e)(iii) (Title) in an amount exceeding, in the aggregate, $20,000,000.

(c)           Indemnification Provisions for the Benefit of the Sellers.

(i)           In the event: (x) of any inaccuracy, violation or breach of any of the Buyer’s representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality or concepts of similar import, or any qualification or limitation as to monetary value) contained herein (other than a representation or warranty contained in Sections 3(b) (Authorization of Transaction), and 3(d) (Brokers)); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Seller Indemnitees make a written claim for indemnification against the Buyer pursuant to Section 11(k) within such survival period, then from and after the Closing the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against any Adverse Consequences suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that the Buyer shall not have any obligation to indemnify the Seller Indemnitees from any such inaccuracies, violations or breaches until the Seller Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of the sum of all such inaccuracies, violations or breaches in excess of an aggregate deductible amount equal to $2,500,000, at which point the Buyer shall be obligated to indemnify the Seller Indemnitees from and against all Adverse Consequences exceeding $2,500,000.

(ii)           In the event of: (x) (1) any breach of the Buyer’s covenants or obligations in this Agreement or (2) any inaccuracy, violation or breach in any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality) contained in Sections 3(b) (Authorization of Transaction), and 3(d) (Brokers)), (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Seller Indemnitees make a written claim for indemnification against the Buyer pursuant to Section 11(k) within such survival period, then from and after the Closing, the Buyer agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach described in clause (x) of this Section 8(c)(ii).

(iii)         The Buyer shall release, indemnify, and hold harmless the Seller Indemnitees against any and all Obligations, liabilities, expenses, costs and Adverse Consequences arising from or relating to the Assumed Obligations.

(iv)         To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Seller Indemnitee, punitive, exemplary, special or consequential damages caused by any matter for which such Seller Indemnitee is entitled to be indemnified under this Section 8(c), then such punitive, exemplary, special or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.  Except to the extent specified in the immediately preceding sentence with respect to third party claims, the Buyer shall not be liable to any Seller Indemnitee for any exemplary, punitive, special or consequential damages.

(v)          Notwithstanding anything in Section 8(c)(i) of this Agreement to the contrary, in no event shall the Buyer ever be required to indemnify the Seller Indemnitees for Adverse Consequences under Section 8(c)(i) in an amount exceeding, in the aggregate, $40,000,000.

(d)           Matters Involving Third Parties.

(i)           If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.  Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such notice, including having the effect of tolling or suspending the statute of limitations applicable to such claim.

(ii)          The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iii)         Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(i), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv)         In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably.

(e)           Indemnification of Negligence of Indemnitee.  THE INDEMNIFICATION PROVIDED IN THIS ARTICLE 8 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN.  THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS.

(f)           No Waiver of Rights or Remedies. Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party’s consummation of the transactions contemplated by this Agreement and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such awareness has been given to Indemnifying Party), whether before or after the date of this Agreement or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

(g)           Determination of Amount of Adverse Consequences.  The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the loss suffered by the Indemnified Party (reduced by any insurance proceeds received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds as well as any Tax Benefit recognized by the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage).  The amount of the loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate.  Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(g).  An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(h)           Tax Treatment of Indemnity Payments.  The Parties hereto agree that all indemnification payments made under this Agreement, including any payment made under Section 9, shall be treated as purchase price adjustments for Tax purposes.

(i)            Exclusive Post-Closing Remedy.  After the Closing, the rights and remedies set forth in this Article 8 and Article 9 shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement except for any non-monetary, equitable relief to which any Party may be entitled or any remedies for willful misconduct or fraud.

(j)            Additional Remedy Matters.  To the extent any claim may be recoverable pursuant to more than one Section of this Article 8, the Indemnified Party may make such claim under any such Section in the alternative.

9.           Tax Matters.

(a)           Post-Closing Tax Returns.  The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Assets.  The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

(b)           Pre-Closing Tax Returns.  The Sellers shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Acquired Assets.  Copies of such Pre-Closing Tax Returns will be provided to the Buyer as soon as practicable prior to filing.  The Sellers shall pay or cause to be paid any Taxes due with respect to such Tax Returns.

(c)           Straddle Periods.  The Buyer shall be responsible for Taxes of the Acquired Assets related to the portion of any Straddle Period occurring after the Closing Date.  The Sellers shall be responsible for Taxes of the Acquired Assets relating to the portion of any Straddle Period occurring before and ending on the Closing Date.  With respect to any Straddle Period, to the extent permitted by applicable Law, the Sellers or the Buyer shall elect to treat the Closing Date as the last day of the Tax period.  If applicable Law shall not permit the Closing Date to be the last day of a Tax period, then (i) real or personal property Taxes with respect to the Acquired Assets shall be allocated based on the number of days in the partial periods ending on the Closing Date and beginning after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Acquired Assets for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Assets for each partial period as determined from their books and records.

(d)           Straddle Returns.  The Buyer shall prepare any Straddle Returns.  The Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Sellers a statement setting forth the amount of Tax that the Sellers owes, including the allocation of taxable income, if any, and Taxes under Section 9(c), and copies of such Straddle Return.  The Sellers shall have the right to review such Straddle Returns and the allocation of taxable income, if any, and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns.  The Sellers and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income, if any, and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns.  Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, the Sellers shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Sellers as being owed by the Sellers.  If the Buyer and the Sellers cannot agree on the amount of Taxes owed by the Sellers with respect to a Straddle Return, the Sellers shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Sellers to be owed by the Sellers.  Within ten (10) days after such payment, the Sellers and the Buyer shall refer the matter to an independent “Big-Four” accounting firm agreed to by the Buyer and the Sellers to arbitrate the dispute.  The Sellers and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amounts owed by the Sellers and the Buyer with respect to a Straddle Return shall be binding on the Sellers and the Buyer.  Within five (5) days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed.

(e)           Claims for Refund.  The Buyer shall not, and shall cause each of its Affiliates not to, file any claim for refund of Taxes with respect to the Acquired Assets for whole or partial taxable periods on or before the Closing Date.

(f)            Indemnification.  The Buyer agrees to indemnify the Sellers against the Obligations of the Buyer pursuant to Sections 9(h) and all Taxes of or with respect to the Acquired Assets for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date.  The Sellers agree to indemnify the Buyer against all Taxes to the extent contemplated by Section 9(h) (other than ad valorem and property Taxes to the extent prorated and included in the Purchase Price) of or with respect to the Acquired Assets for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date.

(g)           Cooperation on Tax Matters.

(i)           The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)           The Buyer and the Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(h)           Certain Taxes.  The Sellers shall prepare and file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration or similar taxes and fees, provided, however, the Sellers shall present to the Buyer such Tax Returns and other documentation for the Buyer’s review and consent no later than ten (10) days before the due date of such Tax Returns and other documentation (which consent shall not be unreasonably withheld or delayed). If required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Notwithstanding anything set forth in this Agreement to the contrary, the Sellers shall pay any transfer, documentary, sales, use, stamp, registration or similar taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.  To the extent deducted in calculating the Purchase Price, the Buyer shall be responsible for and shall pay the pro rata portion of ad valorem and other property Taxes accruing and unpaid prior to the Closing Date for the first Tax period ending after the Closing Date with respect to the Acquired Assets.

(i)            Confidentiality.  Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

(j)            Audits.  The Sellers or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to the Acquired Assets for whole or partial periods for which it is indemnified by any other Party hereunder.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters.  If an Indemnified Party has Knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the Indemnifying Party was not prejudiced by such failure.  This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

(k)            Control of Proceedings.  The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes).  The Sellers and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods.  Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Sellers and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement.  Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

(l)            Powers of Attorney.  The Buyer and its respective Affiliates shall provide the Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns it is responsible for hereunder, file refund and equivalent claims for Taxes it is responsible for, and contest, settle, and resolve any audits and disputes that it has control over under Section 9(k) (including any refund claims which turn into audits or disputes).

(m)           Remittance of Refunds.  If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Sellers are responsible for hereunder, or if the Sellers or any Affiliate of the Sellers receives a refund of any Taxes that the Buyer is responsible for hereunder, the Party receiving such refund shall, within 30 days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder.  For the purpose of this Section 9(m), the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

(n)           Purchase Price Allocation.  The Sellers and the Buyer agree that the actual Purchase Price allocable to the Acquired Assets shall be allocated to the Acquired Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Sellers as soon as practicable, but in any event no later than 90 days following the Closing Date.  The Buyer, the Sellers and their applicable Affiliates shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

(o)           Closing Tax Certificate.  At the Closing, each of the Sellers shall deliver to the Buyer a Closing Tax Certificate, signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

10.           Termination.

(a)           Termination of Agreement.  The Parties may terminate this Agreement, as provided below:

(i)           The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

(ii)          The Buyer may terminate this Agreement, if the Buyer is not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Sellers at any time before Closing (A) in the event of any inaccuracy, violation or breach of any representation, warranty or covenant of the Sellers contained in this Agreement if (w) the Adverse Consequences thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality, Seller Material Adverse Effect or Seller Adverse Effect or concepts of similar import, or any qualification or limitation as to monetary value) delay or materially affect the Sellers’ ability to consummate the transaction contemplated by this Agreement or would constitute or result in a Seller Material Adverse Effect, (x) the Buyer has notified the Sellers of the breach in the manner provided for in Section 11(k), (y) the breach has continued without cure for a period of 10 business days after receipt of the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before September 30, 2011 (unless such failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement);

(iii)         The Sellers may terminate this Agreement, if the Sellers are not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Buyer at any time before Closing (A) in the event of any inaccuracy, violation or breach of any representation, warranty or covenant of the Buyer contained in this Agreement if (w) the Adverse Consequences thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality or concepts of similar import, or any qualification or limitation as to monetary value) delay or materially affect the Buyer’s ability to consummate the transactions contemplated by this Agreement, (x) the Sellers have notified the Buyer of the breach in the manner provided for in Section 11(k), (y) the breach has continued without cure for a period of 10 business days after receipt of the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Sellers’ obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before September 30， 2011 (unless such failure results primarily from the Sellers breaching any representation, warranty or covenant contained in this Agreement); and

(iv)         The Buyer or the Sellers may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

(b)           Effect of Termination.  Except for the obligations under Articles 9, 10 and 11, if any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party and except that termination of this Agreement will not affect any liability of any Party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

11.           Miscellaneous.

(a)           Confidentiality.

(i)           The Sellers shall, and shall cause their Affiliates to, not make disclosure of any Confidential Information to any Person other than (A) to their respective owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or reasonably convenient for the completion of the transactions contemplated by this Agreement; (B) as required to convey title to any of the Acquired Assets; (C) as required by Law or any securities exchange or market rule; (D) as may be requested or required by any Governmental Authority (provided that the Sellers first notify the Buyer and give the Buyer the opportunity to contest such request or requirement), (E) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Sellers or their Affiliates making such disclosure, (F) to the extent that the same information is in the possession (on a non-confidential basis) of the Sellers making such disclosure prior to receipt of such Confidential Information, (G) to the extent that the Sellers that received the Confidential Information independently develop the same information without in any way relying on any Confidential Information, (H) to the extent that the same information becomes available to the Sellers making such disclosure on a nonconfidential basis from a source other than the Buyer, the Sellers or the Affiliates of either of them, which source, to the Sellers’ Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the Buyer, or (I) with prior notice of request for disclosure to, and consent of, the Buyer (which consent may be withheld in the Buyer’s sole discretion).

(ii)          The Sellers shall, and shall cause their Affiliates to, treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement.  If any Seller is ever requested or required (by oral question or request for information or documents in any action) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with this Section 11(a)(ii).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers, on the written advice of counsel, are compelled to disclose any Confidential Information to any Government Authority, arbitrator, or mediator or else stand liable for contempt, that the Sellers may disclose the Confidential Information to the Government Authority, arbitrator, or mediator; provided, however, that the Sellers will use its commercially reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer may designate.

(b)           Insurance.

(i)           The Sellers shall use their commercially reasonable best efforts to file, notice, and otherwise continue to pursue any Insurance Rights that the Buyer desires to pursue, provided, however, that nothing contained in this Section 11(b) or elsewhere in this Agreement shall be construed to limit the Sellers’ rights to cancel the coverage(s) of any of the Insurance Policies in respect of any fact, circumstance or event relating to the Acquired Assets or Business that occurs or arises after the Closing.

(ii)           Each Seller shall, and shall cause its Affiliates to, file all insured claims (both before and after Closing) that may be filed under any Insurance Policy issued to it or its Affiliates and will thereafter coordinate with the Buyer to resolve all of the Buyer’s claims relating to the Insurance Rights.

(c)            Expenses.  Except as otherwise expressly provided in this Agreement, the Sellers, on the one hand, and the Buyer, on the other hand, will each bear their own costs and expenses (including those of Affiliates) incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the other Transaction Agreements, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(d)           No Third Party Beneficiaries.  Except for the indemnification provisions， this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e)            Succession.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(f)            Counterparts.  This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(g)           Incorporation of Exhibits and Schedules.  The Exhibits, Schedules and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.  If there is any conflict or other inconsistency between this Agreement and the Exhibits and Schedules, the terms of this Agreement shall prevail.  To the extent of any ambiguity, inconsistency or conflict between this Agreement and any other Transaction Agreement, the terms of this Agreement will prevail.

(h)           Set off Rights.  The Buyer will have the option of setting off all or any part of any amounts, including damages, due it or its Affiliates under any Transaction Agreement by notifying the Sellers that the Buyer is electing to set off the amount outstanding under this Agreement by such amount.  The Buyer’s exercise, if in good faith, of its set off rights will not constitute a breach of this Agreement or any other Transaction Agreement.

(i)            Remedies.  Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity.  Except as expressly provided herein, nothing herein will be considered an election of remedies.

(j)            Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Sellers:                    Florida Marine Transporters, Inc.
2360 5th Street
Mandeville, LA 70471
Attention:  Dennis A. Pasentine, CEO and Chairman of the Board
Telephone:  (985) 629-2082
Fax:(985) 629-2110

(with a copy, which shall not constitute notice, to:)

 Florida Marine Transporters, Inc.
 2360 5th Street
 Mandeville, LA 70471
 Attention:  Scott Camp, Vice President and Management Counsel
 Telephone:  (985) 629-2082
 Fax:  (985) 629-2110

If to the Buyer:                      GEL Marine, LLC
 Attn: Chief Financial Officer
 919 Milam
 Suite 2100
 Houston, TX  77002
 Telephone: (713) 860-2500
 Fax:  (713) 860-2647

(with a copy, which shall not constitute notice, to:)

 Akin Gump Strauss Hauer & Feld LLP
 Attn: J. Vincent Kendrick
 1111 Louisiana, Suite 4400
     Houston, Texas 77002
 Telephone:  (713) 220-5839
 Fax:  (713) 236-0822

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(l)           Governing Law; Venue; Service of Process; Waiver of Jury Trial.

(i)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS, PROVIDED, HOWEVER, THAT ALL REAL PROPERTY MATTERS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE IN WHICH SUCH PROPERTY IS LOCATED.

(ii)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN HOUSTON, TEXAS (THE “COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)           EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS OF SUCH PARTY SET FORTH IN OR DESIGNATED PURSUANT TO SECTION 12(K) OR BY ANY OTHER MEANS PERMITTED BY THE LAWS OF THE STATE OF TEXAS.

(iv)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(m)           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(n)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(o)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.  Except to the extent expressly provided to the contrary, references to a Party include its permitted successors and assigns.  Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate.  Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(p)           Entire Agreement.  THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES (OTHER THAN THOSE CONTAINED IN THE CONFIDENTIALITY AGREEMENT), WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.  UPON CLOSING, GEL IS HEREBY RELEASED FROM ALL OF ITS OBLIGATIONS UNDER THE CONFIDENTIALITY AGREEMENT.

(q)           Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, and notwithstanding the provisions of Section 11(l), each Party agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

(r)           Joint and Several Obligations.  Notwithstanding anything to the contrary in this Agreement, the covenants, agreements and obligations of, and the representations and warranties made by or attributable to, each Seller or any of their respective Affiliates pursuant to this Agreement, including obligations to make indemnity payments, will be deemed to be made by and attributable to all Sellers, jointly and severally, and the Buyer will have the right to pursue remedies against any or all such Persons without any obligation to give notice to or pursue remedies against any other Person.  Each Seller acknowledges and agrees that it has irrevocably appointed FMT, as its sole representative with power and authority to act under this Agreement, including making elections under this Agreement, amend or otherwise modify this Agreement and receiving delivery of the Purchase Price.  In the event FMT is unavailable or unwilling to serve as such representative, each Seller acknowledges and agrees that it has irrevocably appointed Principal as its sole alternate representative with power and authority to act under this Agreement, including making elections under this Agreement, amending or otherwise modifying this Agreement and receiving delivery of the Purchase Price.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth in the preamble.

BUYER:

GEL Marine, LLC

By:	/s/ Robert V. Deere
Robert V. Deere
Chief Financial Officer

[Purchase and Sale Agreement]

SELLERS:

Florida Marine Transporters, Inc.

By:	/s/ Dennis A. Pasentine
Dennis A. Pasentine
Chief Executive Officer

FMT Heavy Oil Transportation, LLC

By:	/s/ Dennis A. Pasentine
Dennis A. Pasentine
Sole Member

FMT Industries, L.L.C.

By:	/s/ Dennis A. Pasentine
Dennis A. Pasentine
Manager

JAR Assets, Inc.

By:	/s/ Dennis A. Pasentine
Dennis A. Pasentine
Chief Executive Officer

Pasentine Family Enterprises, LLC

By:	/s/ Dennis A. Pasentine
Dennis A. Pasentine
Sole Class A Member

PBC Management, Inc.

By:	/s/ Dennis A. Pasentine
Dennis A. Pasentine
Chief Executive Officer

[Purchase and Sale Agreement]